EXHIBIT 1

                               PURCHASE AGREEMENT


          THIS IS A PURCHASE AGREEMENT (the "Agreement") made and entered into as of September 3, 1993, by and between DEL MONTE CORPORATION, a New York corporation ("DM"), and SILGAN CONTAINERS CORPORATION, a Delaware corporation

("Purchaser").



                               B A C K G R O U N D



     DM desires to sell to Purchaser, and Purchaser desires to purchase from DM,

certain of the assets of DM, and also assume certain obligations and liabilities of DM, all upon the terms and subject to the conditions set forth in this

Agreement



ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:



                                   DEFINITIONS



     As used in this Agreement, the following terms have these meanings when begun with capital letters:



     "AA" means Arthur Andersen & Co.



     "Adjustment Date" means the date five Business Days after the date on which the Final Closing Date Balance Sheet has been delivered as contemplated by

Section 2.3.



     "Affected Employees" has the meaning set forth in Section 7.1(a).



     "Affiliate" means (with respect to any entity) any other entity which directly or indirectly owns or controls, or is owned or controlled by, or is under common control with, the specified entity.  For purposes of this definition, the term "control" as applied to any entity (including with correlative meanings the terms "controlling", "controlled by" and "under common control with") means the direct or indirect ownership of stock or similar equity interests, or contractual or other rights, in any such case entitling their holder to elect at least 50 percent of the directors or similar functionaries of that entity. Notwithstanding the foregoing, Morgan Stanley Group, Inc. and its affiliates shall not be deemed an Affiliate of Purchaser.



     "Antitrust Improvements Act" means the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, and the regulations adopted by the United

States Federal Trade Commission under that statute.



     "Assets" means the DM Assets and the Subsidiary Assets.



     "Assumed Liabilities" has the meaning set forth in Section 1.4.



     "Business" means the manufacture of metal containers for food and beverages in the United States, as carried on by DM, as of the date of this Agreement.



     "Business Day" means any day, Monday through Friday, on which commercial banks are open for regular business in San Francisco and New York City.



     "CERCLA" means the Comprehensive Environmental Response, Compensation and

Liability Act, as amended, and the regulations adopted by the United States

Environmental Protection Agency under that statute.



     "Closing" has the meaning set forth in Article III.



     "Closing Date" has the meaning set forth in Article III.



     "Closing Date Balance Sheet" means the audited balance sheet of the

Business as of the Closing Date prepared in accordance with GAAP, subject to the next sentence.  The "Closing Date Balance Sheet" (i) shall not include the

Excluded Assets or the Excluded Liabilities, (ii) shall include a footnote setting forth any Underfunding Adjustment and (iii) shall include another footnote setting forth the Three Hundred Can Conversion Costs.



     "Code" means the United States Internal Revenue Code of 1986, as amended,

and the regulations adopted by the IRS under that statute.



     "Damages" has the meaning set forth in Section 14.1.



     "Disclosure Schedule" means the Disclosure Schedule dated the same date as this Agreement furnished by DM to Purchaser, as amended from time to time in the manner permitted by Section

4.19.



     "DM Assets" has the meaning set forth in Section 1.1.



     "DM Closing Documents" means all documents, agreements, instruments,

certificates, bills of sale, deeds, easements, assignments, leases and notices to be executed and delivered by DM or caused by DM to be executed and delivered at the Closing pursuant to this Agreement.



     "DM Indemnitee" has the meaning set forth in Section 14.2.



     "DM's Phase I Environmental Reports" means the reports of Green Engineering relating to the Facilities dated August, 1993.



     "EY" means Ernst & Young, DM's auditors.



     "Effective Time" has the meaning set forth in Section 1.6.



     "Employee Benefit Programs" means all of the plans, programs and benefits referred to in Schedule 4.9.





     "Environmental Claim" means any claim, action, cause of action or notice by any person or entity alleging (i) any liability or potential liability arising out of, based on or resulting from the presence or release or threatened release into the environment of any Materials of Environmental Concern or (ii)

responsibility or potential responsibility for the cleanup, removal, treatment or remediation of any Materials of Environmental Concern.



     "Environmental Laws" means all federal, state, local and foreign laws and regulations applicable to the Business and relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture,

processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.



     "ERISA" means the Employee Retirement Income Security Act of 1974, as

amended, and the regulations adopted by the United States Department of Labor under that statute.



     "Estimated Closing Balance Sheet" means the unaudited balance sheet of the

Business as of a date not more than 10 Business Days before the Closing Date,

prepared in good faith by DM in accordance with GAAP, subject to the next sentence.  The "Estimated Closing Balance Sheet" (i) shall not include the

Excluded Assets or the Excluded Liabilities, (ii) shall include a footnote setting forth DM's good faith estimate of any Underfunding Adjustment, and (iii)

shall include another footnote setting forth DM's good faith estimate of the

Three Hundred Can Conversion Costs.



     "Estimated Purchase Price" has the meaning set forth in Section 2.2.



     "Excluded Assets" has the meaning set forth in Section 1.3.



     "Excluded Liabilities" has the meaning set forth in Section 1.4.



     "Facility" or "Facilities" means the real estate used by the Business, as set forth on Schedule 4.6 (which separately identifies the real estate included in the DM Assets or Subsidiary Assets and the real estate to be leased to

Purchaser), and the buildings, improvements and fixtures thereon, either individually or collectively, as appropriate for the context.  As used herein,

real estate includes fee or leasehold title to all properties used by the

Business, together with all easements, rights and grants used in conjunction with such properties.



     "Final Closing Date Balance Sheet" has the meaning set forth in Section

2.3.



     "FY 93 Statement of Costs" has the meaning set forth in Section 4.5(c).



     "GAAP" means United States generally accepted accounting principles applied on a basis consistent with that used to prepare DM's audited consolidated financial statements for DM's fiscal year ended June 30, 1992; provided that no write down shall be made for fixed assets which are not in present use, no accrued or prepaid pension costs or pension plan disclosures are to be included,

and inventory balances shall not be adjusted for LIFO reserves.



     "Indemnitee" has the meaning set forth in Section l4. 3.



     "Indemnitor" has the meaning set forth in Section 14.3.



     "IRS" means the United States Internal Revenue Service.



     "June 30 Balance Sheet" has the meaning set forth in Section 4.5(a).



     "Material Adverse Effect" means a material adverse effect on the properties, earnings, results of operation or financial condition of the

Business taken as a whole.





     "Materials of Environmental Concern" means pollutants, contaminants,

hazardous waste, hazardous substances, toxic substances, petroleum and petroleum products, as defined in CERCLA or in any other Environmental Law.



     "Net Working Capital" means the amount by which total current assets (other than all current assets constituting Excluded Assets) exceeds total current liabilities (other than all current liabilities constituting Excluded

Liabilities).



     "Oakland Facility" means plant 237 located at 3100 East 9th Street and 2806

East 10th Street, Oakland, California to be leased by DM to Purchaser at the

Closing.



     "PCP" means Pacific Coast Producers.



     "PCP CanMan Assets" has the meaning set forth in Section 6.2(a).



     "PCP Option" has the meaning set forth in Section 6.2(a).



     "PCP Option Agreement" has the meaning set forth in Section 6.2(a)



     "Plan" has the meaning set forth in Section 4.9(a).



     "Plover Items" means the relining of the trenches and the removal or decommissioning in place of the underground storage tanks located at plant 106 in Plover, Wisconsin as described in the letter dated August 31, 1993 from DM to

Purchaser.



     "Purchase Price" has the meaning set forth in Section 2.1.



     "Purchaser Closing Documents" means all documents agreements, instruments,

certificates, leases and notices to be executed and delivered by Purchaser at the Closing pursuant to this Agreement.



     "Purchaser Indemnitee" has the meaning set forth in Section 14.1.



     "Shares" has the meaning set forth in Section 1.2.



     "Statements of Costs" has the meaning set forth in Section 4.5(b).



     Subsidiary" means DM Can Corporation, a California corporation.



     "Subsidiary Assets" has the meaning set forth in Section 1.2.



     "Supply Agreement" means the Supply Agreement dated the date hereof between

DM and Purchaser for the supply by Purchaser of DM's metal food container requirements.



     "Taxes" means United States, state, local and foreign taxes measured by taxable or net income (as appropriate), property taxes, franchise taxes, sales and use taxes (other than property, franchise, sales and use taxes imposed upon the transactions contemplated by this Agreement), payroll taxes, wage and withholding taxes, and value-added taxes, including interest and penalties on all such taxes.



     "Three Hundred Can Conversion Costs" means the sum of all amounts expended by DM before the Closing Date (including before the date of this Agreement) or accrued as a current liability of DM as of the Closing Date to effect the 303 to

300 can conversion at the Facilities, it being understood that such expenditures and accruals shall have been included on Schedule 9.3 to this Agreement or otherwise consented to in writing by Purchaser.



     "To the Knowledge of DM" means to the actual knowledge of H. Dennis

Nerstad, David L. Meyers, William Spain, Thomas E. Gibbons or David Little.



     "To the Knowledge of Purchaser" means to the actual knowledge of James D.

Beam, D. Greg Horrigan or Harley Rankin, Jr.


     "Underfunding Adjustment" means the aggregate amount, if any, by which (the following being determined separately for each applicable Plan as of the Closing

Date) (i) the "accumulated benefit obligation" (as defined in Statement of

Financial Accounting Standards No. 87) of the Affected Employees under each Plan from which a transfer of assets is made to one or more transferee plans of the

Purchaser pursuant to Section 7.2 (e) (ii) of this Agreement, determined in accordance with actuarial assumptions set forth on Schedule 7.2 and further assuming that all Affected Employees are fully vested on the Closing Date,

exceeds (ii) the amount of assets that DM shall cause to be so transferred from such Plan.



     "WARN" means the Worker Adjustment and Retraining

        Notification Act of 1988, as amended, and the regulations adopted by the United States Department of Labor under that statute.



                                    ARTICLE I
                              PURCHASE AND SALE AND
                            ASSUMPTION OF LIABILITIES



          1.1  Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing DM shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from DM, all of

DM's right, title and interest in and to certain of the assets of DM related to the Business, as set forth on Schedule 1.1 (the "DM Assets").



          1.2  Shares.  Immediately prior to the Closing, DM will transfer to

Subsidiary all of DM's right, title and interest in and to the assets of DM related to the Business and located in Washington and California set forth on

Schedule 1.2 (the "Subsidiary Assets").  On the terms and subject to the conditions set forth in this Agreement, at the Closing DM shall sell, convey,

transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from DM, all of DM s right, title and interest in and to all of the shares of capital stock of the Subsidiary (the "Shares").





          1.3  Excluded Assets.  The assets set forth on Schedule 1.3 (the

"Excluded Assets") shall be retained by DM.



          1.4  Assumed Liabilities.  At the Closing, as partial consideration for the Assets and Shares, Purchaser shall assume all of the obligations and liabilities (both direct and contingent) relating to the Business set forth on

Schedule 1.4 (the "Assumed Liabilities") and DM shall retain, and hereby undertakes to perform and satisfy, all other obligations and liabilities of DM

(whether direct, contingent or unknown) relating to the Business (the "Excluded

Liabilities").  Other than the Assumed Liabilities and as otherwise explicitly set forth in this Agreement, Purchaser does not assume or agree to be responsible for any obligations or liabilities of DM of any nature whatsoever,

whether past, current or future and whether accrued, contingent, unknown or otherwise.  Purchaser shall use its best efforts promptly to relieve DM of as many of the Assumed Liabilities as is possible, including substituting Purchaser or its ultimate parent entity as the direct or contingent obligor or guarantor of Assumed Liabilities in place of DM, it being understood and agreed that

Purchaser shall in no event be obligated to prepay any of the Assumed

Liabilities.



          1.5  Consent of Third Parties.  This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit, if an assignment without the consent of a third party would constitute a breach or violation thereof and adversely affect DM's ability to convey the interest or impair the interest as conveyed to Purchaser or Subsidiary.  If the consent of a third party which is required in order to assign any such interest is not obtained before the Closing, or if an attempted assignment would be ineffective or would affect DM's ability to convey the interest unimpaired, DM and Purchaser shall cooperate in any lawful and commercially reasonable arrangement, including performance by Purchaser, DM or the Subsidiary, as the case may be, as agent for the other, in order to cause Purchaser (or a subsidiary of Purchaser) to receive the benefits of DM's interest, and to accept the burdens and perform the obligations, under any such instrument, contract, lease, permit or other agreement or arrangement or any such claim, right or benefit.  Any transfer or assignment to Purchaser or Subsidiary by DM of any interest under any such instrument, contract, lease, permit or other agreement or arrangement or any such claim, right or benefit that requires the consent of a third party shall be made subject to such consent or approval being obtained.



          1.6  Effective Time.  If the transactions contemplated by this

Agreement are consummated, they shall be deemed to be effective at 11:59 p.m.

California time on the date immediately preceding the Closing Date (the

"Effective Time").



                                   ARTICLE II
                                 PURCHASE PRICE



          2.1  Purchase Price.  The purchase price to be paid by Purchaser to DM for the Shares and the DM Assets (the "Purchase Price") shall equal: (a)

$45,000,000 plus (b) the Net Working Capital as shown on the Final Closing Date

Balance Sheet plus (c) the Three Hundred Can Conversion Costs as shown on the

Final Closing Date Balance Sheet minus (d) any Underfunding Adjustment as shown on the Final Closing Date Balance Sheet.



          2.2  Closing Payment.  At the Closing, Purchaser shall pay an amount equal to an estimate of the Purchase Price (the "Estimated Purchase Price").

That payment shall be made in immediately available U.S. funds transferred by wire to such account or accounts, and in such manner, as DM may direct.  The amount of the Estimated Purchase Price shall equal: (a) $45,000,000 plus (b) the

Net Working Capital as shown on the

Estimated Closing Balance Sheet plus (c) the Three Hundred Can Conversion Costs shown in the footnote respecting those costs included in the Estimated Closing

Balance Sheet minus (d) any Underfunding Adjustment shown in the footnote respecting that adjustment included in the Estimated Closing Balance Sheet.




          2.3  Closing Date Balance Sheet.  Within 75 days after the Closing, DM shall prepare and EY shall audit the Closing Date Balance Sheet and deliver it to Purchaser along with a draft report from EY with respect to its audit.  DM shall provide Purchaser with access to DM's and EY's working papers relating to the Closing Date Balance Sheet and the books and records that underlie those working papers.  Purchaser shall complete its review within 45 days after its receipt of the Closing Date Balance Sheet.  If, as a result of its review,

Purchaser objects in writing to any aspect of the Closing Date Balance Sheet within those 45 days, DM and Purchaser shall attempt in good faith to resolve the points of disagreement.  If they do not resolve those disagreements within

30 days after Purchaser communicates its objections, DM and Purchaser shall retain AA to resolve those disagreements and to prepare a revised Closing Date

Balance Sheet reflecting its resolution of the points of disagreement.  AA s fees shall be shared equally by DM and Purchaser, and the decision of that firm shall bind both DM and Purchaser.  The "Final closing Date Balance Sheet" shall be the balance sheet meeting the definition of Closing Date Balance Sheet and with respect to which one of the following has occurred: (a) Purchaser has not objected to the Closing Date Balance Sheet within the requisite 45 days, (b) DM and Purchaser have agreed on the Closing Date Balance Sheet or (c) AA has delivered a revised Closing Date Balance Sheet reflecting the resolution of points of disagreement between the parties.  After the Closing Date, Purchaser shall provide DM and its representatives with such access to the books and records of the Business that are included in the Assets and such assistance by personnel of the Business that are employed by Purchaser as DM may reasonably require in order to carry out the provisions of this Section 2.3.



          2.4  Adjustments.  If "A" (see below) is greater than "B" (see below),

on the Adjustment Date, DM shall pay Purchaser an amount in cash equal to that difference, plus interest on that difference at the rate of six percent per year from and including the Closing Date to and including the Adjustment Date.  If

"B" is greater than "A", on the Adjustment Date, Purchaser shall pay DM an amount in cash equal to that difference, plus interest on that difference at the rate of six percent per year from and including the Closing Date to and including the Adjustment Date.  For purposes of the first two sentences of this

Section 2.4, "A" shall mean: (a) the Net Working Capital shown on the Estimated

Closing Balance Sheet plus (b) the Three Hundred Can Conversion Costs shown in the footnote respecting those costs included in the Estimated Closing Balance

Sheet minus (c) any Underfunding Adjustment shown in the footnote respecting that adjustment Included in the Estimated Closing Balance Sheet.  For purposes of the first two sentences of this Section 2.4, "B" shall mean: (a) the Net

Working Capital shown on the Final Closing Date Balance Sheet plus (b) the Three

Hundred Can Conversion Costs shown in the footnote respecting those costs included in the Final Closing Date Balance Sheet minus (c) any Underfunding

Adjustment shown in the footnote respecting that adjustment included in the

Final Closing Date Balance Sheet.



          2.5  Allocation.  At the Closing the parties shall agree to an allocation of the Purchase Price among the Shares and classes of DM Assets.  The parties shall file all applicable tax returns in accordance with that allocation.  If the Purchase Price is adjusted pursuant to Section 2.4, the parties shall also agree to an appropriate adjustment to the allocation at the time the Final Closing Date Balance Sheet is delivered or, failing such agreement, shall employ the procedures set forth in Section 2.3 to effect such an adjustment.



                                   ARTICLE III
                                     CLOSING



          The closing of the purchase and sale of the DM Assets and the Shares

(the "Closing") shall take place (with effect as of the Effective Time) at 11:00

am., California time, on the fifth Business Day after completion of the required waiting period pursuant to the Antitrust Improvements Act ("Closing Date") at

the offices of Heller, Ehrman, White & McAuliffe, 333 Bush Street, San

Francisco, California, or such other time and place as may be mutually agreed upon by the parties.  At the Closing, Purchaser shall pay the Estimated Purchase

Price provided for in Section 2.2, and deliver the documents required to be delivered pursuant to Article XIII, and DM shall deliver the documents required to be delivered pursuant to Article XII and, simultaneously therewith, shall take all steps as may be reasonably requIred to put Purchaser and Subsidiary, as the case may be, in possession and exclusive operating control of the Assets.



                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF DM



          DM hereby makes the representations and warranties to Purchaser set forth in this Article IV, as of the date of this Agreement, but subject to the information contained in, and the exceptions noted or referred to in, the

Disclosure Schedule.  The disclosure of any matters in one part of the

Disclosure Schedule or any document delivered pursuant to any provision of this

Article IV shall be deemed to be a disclosure of such matters in response to any other provision of this Article IV to which such matter may be applicable.



          4.1  Organization of DM and Subsidiary.  DM is a corporation duly organized, validly existing and in good standing under the laws of the State of

New York.  As of the Closing, the Subsidiary will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  DM has all requisite corporate power and authority to execute and deliver this Agreement and the DM Closing Documents, to perform its obligations under this Agreement and the DM Closing Documents and to consummate the transactions contemplated by this Agreement and the DM Closing

Documents.  As of the Closing, the Subsidiary will have all requisite corporate power to own or lease, and to operate, its properties, and to carry on the

Business.  DM is, and by the Closing the Subsidiary will be, duly qualified or licensed to do business as foreign corporations in good standing in the jurisdictions set forth on Schedule 4.1.  DM has made available to Purchaser complete and correct copies of the Certificate of Incorporation and the Bylaws of DM as presently in effect.

          4.2  Corporate Authorization; No Violation.  DM has duly authorized the execution and delivery of this Agreement and the DM Closing Documents, the performance of its obligations under this Agreement and the DM Closing Documents and the consummation of the transactions contemplated by this Agreement and the


DM Closing Documents.  This Agreement constitutes, and each of the DM Closing

Documents to be executed and delivered by DM at the Closing shall, when so executed and delivered, constitute, the valid and binding obligation of DM,

enforceable against DM in accordance with their respective terms (subject, as to enforcement, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors' rights generally and to the availability of equitable remedies). Except as shown on Schedule 4.2, neither the execution and delivery of this Agreement or any of the DM Closing Documents by DM nor the performance by DM of its obligations under this Agreement or any of the DM Closing Documents nor the consummation by DM of the transactions contemplated by this Agreement or any of the DM Closing Documents will conflict with or result in a material breach of the terms, conditions or provisions of,

constitute a default under, result in any violation of, or result in the creation of any lien or encumbrance upon any of the Shares or Assets pursuant to, the Certificate of Incorporation or the Bylaws of DM or any agreement or instrument to which DM is a party or by which it or any of the Assets or Shares is bound or any statute, law, ordinance, rule or regulation of, or judgment,

order, writ, injunction or decree of any court of, administrative or governmental agency or body applicable to DM, any of the Assets or any of the

Shares.

          4.3  Compliance with Law.  To the Knowledge of DM, DM and the

Subsidiary each holds all material licenses, permits and authorizations, and has made all material filings and registrations, necessary for the lawful operation of the Business as conducted by it or any of the Assets or Facilities pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having jurisdiction over any part of the Business or any of the Assets. To the Knowledge of DM, neither DM nor the

Subsidiary is in violation of any laws or regulations concerning the Business or any of the Assets or Facilities or any material licenses, permits,

authorizations, filings or registrations referred to above, which violations,

individually or in the aggregate, would have a Material Adverse Effect.

          4.4  The Subsidiary.  The Subsidiary will be incorporated by DM as close to the Closing Date as practicable and will carry on no activities and incur no obligations or liabilities of any kind whatsoever prior to the

Closing.

As of the Closing: (a) all the Shares will have been validly issued and be fully paid and non-assessable; (b) DM will own all of the Shares beneficially and of record, free and clear of adverse claims and any encumbrance, pledge or other restriction; (c) there will be no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock or any other securities of the Subsidiary, nor will the Subsidiary have outstanding any rights to subscribe for or to purchase, or any options to purchase, or any agreements providing for the issuance of, any shares of its capital stock, any securities convertible into or exchangeable or exercisable for any shares of its capital stock or any other securities.  Prior to the Closing, DM will make available to Purchaser complete and correct copies of the Articles of

Incorporation and the Bylaws of the Subsidiary.



          4.5  Unaudited Balance Sheet and Statements of Cost.



               (a)  Schedule 4.5(a) sets forth the unaudited "June 30 Balance

Sheet".  The June 30 Balance Sheet sets forth DM's good faith estimate of the balance sheet of the Business as of June 30, 1993 prepared in accordance with

GAAP, except that the Excluded Assets and the Excluded Liabilities have been deleted from the June 30 Balance Sheet.  The footnotes included in the June 30

Balance Sheet set forth DM's good faith estimate of the Three Hundred Can

Conversion Costs and the Underfunding Adjustment as of June 30, 1993.



               (b)  Schedule 4.5(b) includes unaudited statements of costs relating to the Business for the fiscal years ended June 30, 1991 and 1992 and for the nine months ended March 31, 1993 (the "Statements of Costs").  The

Statements of Costs (a) have been prepared from and are in accordance with the books and records of DM and (b) present fully and fairly the total production costs, purchased can costs, freight costs, and certain corporate allocations less revenue related to sales of cans to third parties for the periods indicated

all as consistently accounted for by DM.  EY has performed certain procedures with respect to the Statements of Costs as set forth on Schedule 4.5(b).



               (c)  Within 30 days after the date of this Agreement, DM shall deliver to Purchaser a Statement of Costs for the fiscal year ended June 30,

1993 (the "FY 93 Statement of Costs") which shall reflect costs consistent with those set forth in the Statement of Costs for the nine months ended March 31,

1993.  The FY 93 Statement of Costs will (a) have been prepared from and be in accordance with the books and records of DM and (b) present fully and fairly the total production costs, purchased can costs, freight costs, and certain corporate allocations less revenue related to sales of cans to third parties for the period indicated all as consistently accounted for by DM.  EY will perform certain procedures with respect to the FY 93 Statement of Costs as set forth on

Schedule 4.5(b).



          4.6  Assets.



          (a)  Schedule 4.6 identifies the Facilities.  DM owns all of the

Facilities and has good, marketable and insurable title to the Facilities shown on Schedule 4.6 and as of the Closing the Subsidiary will own and have good,

marketable and insurable title to the Facilities shown on Schedule 4.6 which are to be Subsidiary Assets, in each case free and clear of all liens, covenants,

conditions, restrictions, easements, encroachments, charges and encumbrances or other adverse claims or interests of any nature, other than:



                  (i)    the lien of current taxes not yet due and payable;



                 (ii)    the lien of installments for special assessments not

yet due and payable;



                (iii)    such other matters set forth on Schedule

4.6  listed separately for each Facility;





                 (iv)    such other encroachments, easements, overlaps, gaps,

boundary line disputes or claims and any matter which would be disclosed by an accurate survey and inspection, and exceptions and reservations of record which,

individually and in the aggregate, do not interfere with the operation of the

Business or the operation of a Facility as presently operated in any material respect;



                 (v)     laws, ordinances and governmental

regulations(including, but not limited to, building and zoning ordinances and environmental laws, statutes and ordinances) restricting, regulating or prohibiting the occupancy, use or enjoyment of the Facilities or the water,

public ways or private ways adjoining or appurtenant to the Facilities or regulating the character, dimensions or location of any improvement now or hereafter erected on the Facilities, or prohibiting a separation in ownership or a reduction in the dimensions or area of the Facilities, if the effect of any violation of any such law, ordinance, statute or governmental regulation,

individually or in the aggregate, would not interfere in any material respect with the operation of the Business or the operation of a Facility as presently operated; and



                 (vi)    such other imperfections of title, encumbrances,

covenants, conditions and restrictions which, individually or in the aggregate,

do not interfere with the operation of the Business or the operation of a

Facility as presently operated in any way which, individually or in the aggregate, would have a Material Adverse Effect.



               (b)  DM has good and marketable title to all of the DM Assets that are not leased (excluding for purposes of this subparagraph (b) only the

Facilities included in the DM Assets), free and clear of all mortgages, deeds of trust, liens, pledges, charges, security interests, claims or encumbrances of any kind or character (collectively, "Encumbrances"), except for those

Encumbrances set forth on Schedule 4.6 and liens for taxes not yet due and payable.






              (c)  At the Closing, the Subsidiary will have good and marketable title to all of the Subsidiary Assets that are not leased (excluding for purposes of this subparagraph (c) only the Facilities included in the Subsidiary

Assets), free and clear of all mortgages, deeds of trust, liens, pledges,

charges, security interests, claims or encumbrances of any kind or character

(collectively, "Encumbrances"), except for those Encumbrances set forth on

Schedule 4.6 and liens for taxes not yet due and payable.

          4.7  Operating and Trade Contracts and Agreements .Schedule 4.7 sets forth the ten largest suppliers to the Business in terms of annual dollar volume and all customers of the Business in the 12-month period ended March 31, 1993.

Except for the labor, retirement and similar plans and agreements referred to in

Sections 4.8 and 4.9, and the supply and joint venture agreements and equipment leases identified on Schedule 4.7 (copies of which have been supplied to

Purchaser), there are no agreements to which DM is a party which relate to the

Business and which are material to the operation of the Business.  To the

Knowledge of DM, DM has performed all obligations required to be performed by it under all agreements to which DM is a party relating to the Business or any of the Assets or Facilities and which, individually or in the aggregate, if not performed by DM, would have a Material Adverse Effect.



          4.8  Personnel Contracts and Collective BarGaining Agreements.  DM is

not obligated with respect to the Business under any (a) executory or partially executory contracts with any officer or employee, other than contracts which by their terms are cancelable by DM on notice of not more than 30 days without any liability or obligation on the part of DM or (b) collective bargaining agreements or contracts with any labor union or other representative of employees, in each case except for those contracts and agreements that are identified on Schedule 4.8 (copies of which have been supplied to Purchaser).



          4.9  Employee Benefit Plans.



          With respect to employee benefits currently provided to employees of the Business:



               (a)  Schedule 4.9 comprises a complete and correct list of all

"employee pension benefit plans" (as defined in Section 3(2) of ERISA),

"employee welfare benefit plans" (as defined in Section 3(l) of ERISA), bonus and incentive compensation plans, stock purchase and stock option plans,

deferred compensation plans, severance plans or practices and other material fringe benefit plans or practices which DM maintains, or to which DM presently contributes, and which relate to any employees of the Business (collectively,

the "Plans").  DM has made available to Purchaser complete and correct copies of relevant documents related to the Plans, including, as applicable, plan texts and trust agreements and amendments thereto, summary plan descriptions,

actuarial reports for the most recent valuation period, the IRS Form 5500

(together with all schedules and attachments thereto) filed for the 1990 and

1991 plan years (and for the Plans that are employee welfare benefit plans for the 1992 plan year), the most recent determination letters issued by the IRS

(and, if there has been no determination letter, all relevant correspondence with the IRS), insurance contracts and employee handbooks.



               (b)  To the Knowledge of DM, each of the Plans is in compliance with, and has been administered in accordance with, all material requirements of

ERISA, the Code and other applicable law and the material terms of such Plan.

Each Plan purported to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS (or, if no such determination letter has been received for a Plan, to the Knowledge of DM, such Plan is so qualified)

and, to the Knowledge of DM, no event has occurred which would cause the loss of such qualification.



               (c)  To the Knowledge of DM, none of the Plans that is an

"employee pension benefit plan" (as defined in Section 3(2) of ERISA), and no fiduciary thereof or trust created thereunder, has engaged in any transaction that has subjected, or may reasonably be expected to subject, DM, directly or indirectly, to any material tax on prohibited transactions imposed by Section

4975 of the Code or to any material civil penalty imposed under Section 502 of

ERISA.

               (d)  DM has not, since September 26, 1980, incurred a complete or partial withdrawal from any Plan that constitutes a "multiemployer plan" (as defined in Section 3(37) of ERISA) which resulted in the imposition of withdrawal liability under the Multiemployer Pension Plan Amendments Act of

1980, as amended, or which could result in the imposition of withdrawal liability under that Act.



               (e)  To the Knowledge of DM, there are no pending or threatened investigations or enforcement actions against DM with respect to any of the

Plans.



               (f)  To the Knowledge of DM, there are no pending or threatened actions, suits or claims (other than routine claims for benefits) by present or former employees of DM (or their beneficiaries) with respect to any of the Plans or any of their assets or fiduciaries.



               (g)  Schedule 4.9 sets forth, for each of the Plans that is a

"multiemployer plan" (as defined in Section 3(37) of ERISA), the estimated withdrawal liability, if any, that would be incurred by DM if DM engaged in a complete or partial withdrawal from such Plan during the most recent year for which such information has been made available by the trustees or administrator of such Plan.



               (h)  Schedule 4.9 sets forth: (i) DM's good faith estimate of the unfunded liability at September 1, 1993 attributable to employees of the

Business on June 30, 1993 under the DM Salary and Benefit Continuation Program and any applicable collective bargaining agreements (by work location); and (ii)

DM's good faith estimate of the Accumulated Postretirement Benefit Obligation

(for postretirement benefits other than pensions) as of June 30, 1993 for employees of the Business on such date, computed in accordance with Statement of

Financial Accounting Standards No. 106.  DM's unfunded liability for accrued but unpaid vacation is set forth as a current liability on the June 30 Balance

Sheet



 and will be set forth as a current liability on both the Estimated Closing

Balance Sheet and the closing Date Balance Sheet.



          4.10 Environmental Matters.  To the Knowledge of DM, with respect to the Assets, the Facilities and the operations of the Business:



               (a)  Except to the extent that failure to comply, either

individually or in the aggregate, would not result in an Material Adverse

Effect, each of DM, the Subsidiary, the Facilities and the Assets is in

compliance with all Environmental Laws;



               (b)  There is no Environmental Claim pending or threatened against DM, the Subsidiary, any of the Facilities or any of the Assets which,

either individually or in the aggregate, would have a Material Adverse Effect;

and



               (c)  Except as shown on Schedule 4.10, there are at the

Facilities no (i) underground storage tanks, (ii) asbestos, (iii) equipment using PCBs, (iv) underground injection wells, or (v) septic tanks in which process waste water or any Materials of Environmental Concern have been disposed.



          4.11 Litigation.



               (a)  There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of DM, threatened, against or involving DM or the Subsidiary which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated by this Agreement or any of the DM Closing Documents.



               (b)  There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of DM, threatened against DM or the



Subsidiary which, either individually or in the aggregate, would have a Material

Adverse Effect.



               (c)  Neither DM nor the Subsidiary is subject to any judgment,

order, writ, injunction or decree which, either individually or in the aggregate, would have a Material Adverse Effect, nor is DM or the Subsidiary in

default under any judgment, order, writ, injunction or decree to which it is subject, the consequences of which default, individually or in the aggregate,

would have a Material Adverse Effect.



          4.12 Taxes.



               (a)  DM has filed all returns respecting Taxes required by law to be filed by it and has paid all Taxes required to be paid by it.



               (b)  DM shall be responsible for all Taxes imposed upon or measured by the taxable income of DM allocable to any period ending on or before the Closing Date and shall indemnify Purchaser and any other person with which

Purchaser files, has filed or will file a consolidated or combined tax return and shall hold them harmless from any and all Taxes for any taxable year or taxable period ending on or before the Closing.



               (c)  Purchaser and DM shall make an election under Code Sections

338(g) and 338(h) (10) with respect to the sale of the Shares.  DM shall pay any tax attributable to the making of such election and shall indemnify Purchaser and any other person with which Purchaser files, has filed or will file a consolidated or combined tax return and shall hold them harmless from any and all Taxes resulting from the filing of an election under Code Sections 338(g)

and 338(h) (10) with respect to the purchase of the Shares by Purchaser.



               (d)  Within 60 days after the Closing Date, Purchaser shall prepare or cause to be prepared and delivered to DM such information as DM shall reasonably request to enable DM to prepare its tax returns.  Purchaser and DM agree to furnish or cause to be furnished to each other, upon request, as promptly as is practical, such additional information (including by means of access to books and records) and assistance relating to the Business as is reasonably necessary for the filing of any returns, preparation for any audit and prosecution or defense of any claim, suit or proceeding relating to any taxes or proposed adjustment to taxes.  Purchaser and DM shall reasonably cooperate with each other in the conduct of any tax audit or other tax proceedings involving DM or Purchaser or any entity with which DM or Purchaser is consolidated or combined for any tax purpose, and each shall execute and deliver such powers of attorney and other documents as may be reasonably necessary or useful to carry out the intent of this Subsection 4.12(d).



               (e)  Purchaser shall keep or cause to be preserved and kept the records of the Business included in the Assets for a period of seven years after the Closing Date, or for any longer period as may be required by any statute,

regulation, government agency or ongoing litigation, and to make such records available to DM or its representatives as may be reasonably requested by DM in connection with any legal proceedings against, or any governmental investigations or tax examination of, DM.  If Purchaser wishes to destroy such records after that time, it shall first give DM 60 days' prior written notice,

and DM shall have the right, at its option, upon prior written notice to

Purchaser within that 60-day period, to take possession of those records within

90 days after the date of DM's notice to Purchaser.



          4.13 Intellectual Property.  Schedule 4.13 lists all trademarks, trade names, patents, registered designs and copyrights owned by DM that are used in the Business (the "Intellectual Property"), all of which are included in the

Assets except as shown on Schedule 4.13.  Except as disclosed on Schedule 4.13,

DM is the sole and exclusive beneficial owner of such Intellectual Property,

free and clear of any claims, encumbrances, charges or rights of others.  Except as disclosed on Schedule 4.13, to the Knowledge of DM, there has been no infringement or violation of DM's rights in or to any Intellectual Property, nor to the Knowledge of DM any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property which in any such case,

either individually or in the aggregate, would have a Material Adverse Effect.

To the Knowledge of DM, there has been no activity in which DM is engaged in carrying on the Business that violates or infringes any intellectual property rights of any third party.



          4.14 Consents.  Except for the requirements of the Antitrust

Improvements Act or as shown on Schedule 4.14, to the Knowledge of DM, no consent, approval or authorization of, or declaration, filing (other than filings with tax authorities) or registration with, any governmental or regulatory authority or any other third party is required to be made or obtained by DM in order to consummate the transactions contemplated by this Agreement and the DM Closing Documents.



          4.15 Absence of Certain Changes and Undisclosed Liabilities.  Except

as contemplated or permitted by this Agreement, since March 31, 1993: (a) DM has not entered into any material commitment or transaction relating to the

Business, other than in the ordinary course of business, including, without limitation, any borrowing or capital expenditure material to the Business, and there has not been (b) any material change by DM in accounting methods or principles applicable to any portion of the Business (other than adoption of

FASB 106 and FASB 109), (c) any labor trouble or work stoppage at any Facility having, either individually or in the aggregate, a Material Adverse Effect, (d)

any material change in the practices of DM with respect to the manner and timing of payment of trade or other payables of the Business, (e) any material change in the practices of DM relating to the collection of receivables of the

Business, (f) any mortgage, pledge or imposition of a lien or other encumbrance on any of the assets or properties of the Business, other than in the ordinary course of business, (g) any damage, destruction or loss (whether or not covered by insurance) affecting the Assets or the Business which has had or is likely to have, either individually or in the aggregate, a Material Adverse Effect, (h)

any sale, transfer or other disposition of any tangible or intangible assets of the Business (except in the ordinary course of business) having an aggregate book value of $50,000 or more, (i) any write-down or write-up of the value of any of the Assets, except for any LIFO inventory adjustments made in the ordinary course of the Business and in no event in excess of $250,000, (j) any general uniform increase in the compensation of employees of DM relating to the

Business (including, without limitation, any increase pursuant to any Plan, but excluding any increase pursuant to any collective bargaining agreement), or (k)

any material increase in inventory levels in excess of historical levels for comparable periods.



          4.16 Powers of Attorney.  Neither DM nor the Subsidiary has given any irrevocable powers of attorney relating to the Business to any person, firm or corporation for any purpose whatsoever.



          4.17 Effect of Agreements.  This Agreement and the other agreements and documents to be delivered at Closing by DM, taken together, will convey ownership of, a license to, or access to, all assets used in the Business except for the Excluded Assets and except as provided in Section 1.5.



          4.18 DM Fiscal 1994 Annual Operating Plan.  DM has delivered to

Purchaser the Del Monte Fiscal 1994 Annual Operating Plan as presented to DM's board of directors on June 30, 1993 and will promptly deliver to Purchaser any amendment to such Operating Plan relating to the Business which DM provides to its board of directors prior to Closing.



          4.19 Amendments to Disclosure Schedule.  DM delivered the Disclosure

Schedule to Purchaser as of the date of this Agreement.  DM may amend the

Disclosure Schedule at any time before the Closing to reflect developments that have come to the attention of DM.  DM's liability, if any, under Article XIV of this Agreement for breach of any representation or warranty set forth in this

Agreement shall be determined with reference to the Disclosure Schedule as most recently amended and delivered to Purchaser before the Closing.  Purchaser shall have the right to terminate this Agreement based on any amendment to the





Disclosure Schedule that, individually or in the aggregate, reflects a Material

Adverse Effect.



                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER



          Purchaser hereby makes the representations and warranties to DM set forth in this Article V, as of the date of this Agreement:



          5.1  Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute and deliver this Agreement and the Purchaser Closing

Documents, to perform its obligations under this Agreement and the Purchaser

Closing Documents and to consummate the transactions contemplated by this

Agreement and the Purchaser Closing Documents.  Purchaser has all requisite corporate power to own or lease and operate its properties, and to carry on the

Business.



          5.2  Corporate Authorization; No Violation. Purchaser has duly authorized the execution and delivery of this Agreement and the Purchaser

Closing Documents, the performance by Purchaser of its obligations under this

Agreement and the Purchaser Closing Documents and the consummation of the transactions contemplated by this Agreement and the Purchaser Closing

Documents.

This Agreement constitutes, and each of the Purchaser Closing Documents to be executed and delivered by Purchaser at the Closing shall, when so executed and delivered, constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (subject, as to enforcement, to bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors' rights generally and subject to the availability of equitable remedies).  Except as shown in Schedule 5.2, neither the execution and delivery of this Agreement or any of the Purchaser Closing

Documents by Purchaser or the performance by Purchaser of its obligations under this Agreement or any of the Purchaser Closing Documents nor the consummation by Purchaser of the transactions contemplated by this Agreement or any of the

Purchaser Closing Documents will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in the violation of or the creation of a lien or encumbrance upon, any of the assets of

Purchaser pursuant to the Certificate of Incorporation or Bylaws of Purchaser or

any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound or any judgment, order, writ, injunction or decree of any court, administrative or governmental agency or body applicable to

Purchaser.



          5.3  Litigation.  There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of Purchaser, threatened against or involving Purchaser or any Affiliate of Purchaser which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated by this Agreement or any of the Purchaser

Closing Documents.



          5.4  Consents.  Except for the requirements of the Antitrust

Improvements Act and the consummation of the transaction contemplated by the letter dated June 28, 1993 from Bankers Trust Company referred to in Section

5.6, no consent, approval or authorization of, or declaration, filing (other than filings with tax authorities, foreign companies registries, food regulatory agencies and the like) or registration with, any governmental or regulatory authority or any third party is required to be made or obtained by Purchaser or any Affiliate of Purchaser before the consummation of the transactions contemplated by this Agreement and the Purchaser Closing Documents.



          5.5  Investment Intent.  Purchaser is an "accredited investor" within the meaning of Regulation D adopted by the United States Securities and Exchange

Commission under the Securities Act of 1933, as amended.  Purchaser is acquiring the Shares for investment purposes only and not with a view to any public distribution of any of the Shares.  Purchaser shall not sell or otherwise dispose of any of the Shares in violation of the Securities Act of 1933, as amended, the rules and regulations adopted by the United States Securities and

Exchange Commission under that Act or any other applicable securities laws.



          5.6  Financing.  Silgan Holdings Inc., the ultimate parent corporation of Purchaser, has received a commitment letter dated June 24, 1993 from General

Motors Investment Management Corporation on behalf of the General Motors Pension

Trusts and a commitment letter dated September 2, 1993 from Bankers Trust

Company for equity and debt financing to enable Purchaser to acquire the DM

Assets and Shares.  Neither commitment letter has been withdrawn and, to the

Knowledge of Purchaser, neither commitment letter is likely to be withdrawn.  To the Knowledge of Purchaser, there is no reason to believe that the financing contemplated by either of the commitment letters will not be completed.



                                   ARTICLE VI
                                OTHER AGREEMENTS



          6.1  Best Efforts.  DM shall use its best efforts to cause the conditions set forth in Article X to be satisfied by the scheduled Closing

Date.

Purchaser shall use its best efforts to cause the conditions set forth in

Article XI (and Section 10.10) to be satisfied by the scheduled Closing Date.

Purchaser and DM shall each file, with the United States Department of Justice and Federal Trade Commission, as soon as practical and no later than the close of business on the tenth Business Day after execution of this Agreement, a completed notification and report form under the Antitrust Improvements Act in connection with the transactions contemplated by this Agreement and will promptly and completely respond to any request for further documents or information under that Act.  Purchaser and DM shall cooperate with each other and use their best efforts to obtain all other governmental and third party consents and approvals necessary to complete the transactions contemplated by this Agreement and to obtain all appropriate deferred consents after completion of the transactions contemplated by this Agreement.  The obligation to use best efforts to cause the conditions set forth in Articles x and XI to be satisfied and to obtain consents shall not require either party to pay any monies or other value to any third party, except for filing fees imposed by law.


          6.2  Pacific Coast Producers.



               (a)  DM has an option (the "PCP Option") to purchase

substantially all of the assets of PCP and its affiliates pursuant to an Option

Agreement between DM and PCP dated as of May 4, 1992 (the "PCP Option

Agreement").  DM shall not consummate the exercise of the PCP Option during the term of the Supply Agreement unless, no later than the November 15 last preceding the January during which DM notifies PCP that DM is exercising the PCP

Option (see Section 1.3 of the PCP Option Agreement), DM has given Purchaser written notice of DM's interest or intention to exercise the PCP Option.  The purpose of that notice shall be to afford Purchaser an opportunity to determine whether Purchaser wishes to purchase the container manufacturing assets and properties (the "PCP CanMan Assets") that are included in the assets and properties covered by the PCP Option.  Subject to the terms of any applicable confidentiality agreement with PCP, DM shall provide Purchaser at the time of delivery of such notice the most current balance sheet and PCP CanMan Asset list then available to DM and shall thereafter use its reasonable best efforts to provide Purchaser such financial information relating to PCP and the PCP CanMan

Assets as Purchaser shall reasonably require.  In order to be entitled to purchase the PCP CanMan Assets, Purchaser, after receiving DM's notice, shall give DM an irrevocable written notice, no later than the December 15 next following that November 15, that Purchaser will purchase the PCP CanMan Assets if DM consummates the exercise of the PCP Option.  Purchaser's notice to DM shall be accompanied by evidence reasonably satisfactory to DM that Purchaser is fully capable of financing its purchase of the PCP CanMan Assets.  If Purchaser gives DM such a notice accompanied by such evidence, DM shall give PCP a timely notice that DM is exercising the PCP Option, it being understood, however, that

DM shall not be obligated to consummate the exercise of the PCP Option if any of the conditions to DM's obligation to do so set forth in the PCP Option Agreement is not timely satisfied and DM chooses not to waive any such condition or if DM has any reasonable basis for believing that Purchaser will not timely consummate the purchase of the PCP CanMan Assets as required by the next sentence.  DM will not waive any condition to DM's obligation to consummate the exercise of the

PCP

Option which in any way relates to the PCP CanMan Assets without Purchaser's consent, which consent will not be unreasonably withheld.  If DM consummates an exercise of the PCP Option, then, within one business day after that closing,

Purchaser shall purchase the PCP CanMan Assets from DM.  The purchase price

Purchaser shall pay DM for the PCP CanMan Assets shall equal a percentage premium over book value of such PCP CanMan Assets equal to that premium percentage paid by DM for all of the PCP assets.  The purchase price shall be payable in cash.  Purchaser shall purchase the PCP CanMan Assets from DM "as is"

without any DM warranty of any nature whatsoever other than that DM has not itself encumbered title to any of the PCP CanMan Assets.  DM and Purchaser shall endeavor in good faith to allocate fairly, as between DM and Purchaser, the various benefits running to DM under the PCP Option Agreement (including DM's indemnification rights against PCP) and the burdens imposed by the PCP Option

Agreement on DM (including the assumption by DM of PCP liabilities and obligations, but with Purchaser then indemnifying DM with respect to all such liabilities and obligations thus allocated to Purchaser), in each case as such benefits and burdens relate to the PCP CanMan Assets.  If PCP has not consented to the assignment of such benefits and burdens, that allocation shall be made with due consideration to the fact that PCP has not consented to the assignment by DM to Purchaser of such benefits that redound to DM's benefits under the PCP

Option Agreement upon DM's exercise of the PCP Option or has not relieved DM of such burdens that DM must assume upon its exercise of the PCP Option.



               (b)  If DM gives Purchaser a notice of DM's interest or intention to exercise the PCP Option but Purchaser does not purchase the PCP CanMan Assets pursuant to this Section 6.2, DM shall be entitled, at its election: (i) not to purchase the PCP CanMan Assets or (ii) to purchase the PCP CanMan Assets and either retain and operate them or sell or lease them to any third party and enter into a supply agreement with the purchaser or lessee thereof for the requirements of the PCP canneries purchased by DM pursuant to the PCP Option free and clear of any rights of Purchaser.







               (c)  If DM exercises the PCP Option, the parties will negotiate in good faith an appropriate amendment to the Supply Agreement to reflect the fact that DM, Purchaser or another party operates the PCP CanMan Assets.  If DM or another party operates the PCP CanMan Assets, the Supply Agreement shall be amended to provide that DM or such other party, as the case may be, may manufacture Containers (as defined in the Supply Agreement) for the requirements of the former PCP food processing operation and for up to 100 million Containers

(as adjusted in Sections 3.6 and 7.5 and Article X of the Supply Agreement) per

Supply Year (as defined in the Supply Agreement) to be provided to DM.  If

Purchaser owns or operates the PCP CanMan Assets, the Supply Agreement shall be amended to provide that the Container requirements of the former PCP food processing operation shall be provided by Purchaser subject to the terms and conditions of the Supply Agreement.



          6.3  Real Property Issues.



               (a)  Prior to the Closing Date, DM and Purchaser shall cooperate in good faith to (i) fix the legal description for each of the Facilities based upon historical usage by the Business and the reasonable needs of Purchaser pursuant to the Supply Agreement and (ii) create a separate lease or (sublease)

for each of the Facilities to be leased by Purchaser, each of which shall be adapted from the form lease attached hereto as Exhibit 10.8, but each modified to (A) be adapted to the law of the state in which the relevant Facility is located, (B) address particular common or shared facilities or services for the relevant Facility, (C) set forth the Base Monthly Rent, (D) address the specific rules and regulations and sign criteria for the relevant Facility and (E) make any other specific modifications reasonably required because of the particular aspects of the relevant Facility (for example, the term of the Oakland lease shall expire on April 30, 1995, after which time the tenant thereunder may extend the term thereof for up to six months on a month to month basis (so long as such tenant is not then in default under such lease) and, notwithstanding the foregoing, the landlord under such lease, may, at any time terminate such lease on twelve month's written notice).  The Base Monthly Rent for each such

Facility

shall be the fair market rental for the then existing use of the relevant

Facility in its specific location, as mutually agreed to by the parties.

Schedule 4.6 hereto includes drawings indicating the parties' intent as to the legal description of each Facility to be purchased by Purchaser, however, these drawings do not necessarily account for title matters (such as necessary easements and necessary appurtenant rights) or subdivision, planning or zoning matters.



               (b)  Prior to the Closing Date, DM and Purchaser shall use commercially reasonable efforts with respect to the Facilities to be sold to

Purchaser to cause final legal descriptions to be fixed for each such Facility based upon the aforesaid, and in doing so, if required, DM shall cause such

Facilities to be surveyed (at Purchaser's cost) and subdivided in accordance with applicable legal requirements to permit its transfer to Purchaser as a separate and distinct parcel under applicable law.  As to each Facility (to be leased or purchased by Purchaser), DM and Purchaser shall cooperate in good faith with the appropriate title insurance company to identify all exceptions to title that such title insurance company will show (and those which it may not show or which it will affirmatively insure against) on an ALTA Extended Coverage

Title Insurance Policy to be issued to Purchaser at standard premium rates on the Closing Date, and it shall be a condition to Purchaser's obligation to purchase or lease, as the case may be, each of such Facilities that the insurance provided and any exceptions to be shown on such policies with respect to each such Facility is reasonably acceptable to Purchaser considering the criteria set forth in Section 4.6(a) (excluding Section 4.6(a) (iii)) and

Purchaser's contemplated use of the Facilities.  All exceptions to title will be subject to the approval standards set forth in this Section 6.3.



               (c)  DM agrees that, with respect to each of the Facilities to be leased by Purchaser, in addition to all other matters provided for herein and in each Lease, DM shall, at its sole cost (not to be passed back to the tenant under any applicable lease), take any commercially reasonable steps necessary to comply with any applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having jurisdiction over such

Facility, but only to the extent that such need to comply arises solely as a result of such Facility's being converted from single user to dual tenant use.



          6.4  Accounting Matters.  Purchaser will require certain audited annual and unaudited interim financial statements with respect to the Business to satisfy applicable Securities and Exchange Commission reporting requirements.

DM will take all steps reasonably necessary and appropriate to provide Purchaser with such financial statements in a timely manner after the Closing and shall provide such financial statements not more than 45 days after the Closing.  DM shall direct EY (San Francisco) to perform preliminary auditing work for the preparation of such financial statements prior to the Closing; provided that EY

(San Francisco) shall not be authorized to incur more than $100,000 of fees and costs in such efforts prior to the Closing without the prior consent of

Purchaser.  Subject to Section 18.1, Purchaser shall reimburse DM for all EY

(San Francisco) fees relating to preparation of such financial statements (with

DM insuring that an equitable adjustment has been made to reflect savings which

DM will receive on the preparation of the Closing Date Balance Sheet as a result of this preliminary auditing work) within 10 Business Days after submission of

EY's invoice by DM to Purchaser. Purchaser shall be responsible for and shall pay any and all fees and costs of any EY personnel other than EY personnel in the San Francisco office.



                                   ARTICLE VII
                          COVENANTS AND REPRESENTATIONS
                       RELATING TO PERSONNEL ARRANGEMENTS



          7.1 Retention of Employees; WARN Act Obligations; Assumption of Collective Bargaining Agreements.



               (a)  Schedule 7.1 sets forth all employees employed by the

Business on June 30, 1993, including employees on leave of absence, layoff, jury duty, vacation, workers' compensation, short-term disability or other approved absence (other than long-term disability).  Purchaser shall continue to employ all such employees who are employed by the Business on the Closing Date, plus any employees hired by the Business in the ordinary course of business between

June 30, 1993 and the Closing Date who remain employed by the Business on the

Closing Date, including any employees of the Business on the Closing Date who may be absent from work on the Closing Date for any of the reasons set forth in the preceding sentence (the "Affected Employees").  Except as provided in the following sentence, such continued employment shall be for a minimum period ending one year after the Closing Date (and in all events shall be in accordance with the terms of any applicable collective bargaining agreements relating to any Affected Employees).  For Affected Employees who are employed at DM's plant in Oakland, California, such continued employment shall be for a minimum period beginning the earlier of one year after the Closing Date or the end of the initial term of the lease between DM and Purchaser for the Oakland plant.  For at least the applicable minimum period of continued employment, Purchaser shall provide each Affected Employee with compensation at least equal to (and, with respect to salaried employees, responsibilities at least comparable to) those provided by DM during the period immediately preceding the Closing.

Notwithstanding the foregoing: (i) any Affected Employee's compensation may be reduced or employment terminated sooner for cause as determined in good faith by

Purchaser; and (ii) Purchaser shall not be obligated to provide continued

employment to, and the term "Affected Employees" shall not include, any employee of the Business who, on the Closing Date, is receiving (or has qualified to receive) long-term disability benefits under any Plan providing such benefits on such Date; provided that, if any employee described in clause (ii) is able to return to work after the Closing Date (as determined in good faith by Purchaser)

and applies to do so, Purchaser shall employ such individual and shall thereafter treat such individual as an Affected Employee hereunder if either (x)

Purchaser is required to employ such individual by any DM collective bargaining agreement assumed by Purchaser or (y) DM is precluded from employing such individual in an hourly position in its canneries as a result of applicable DM collective bargaining agreements.



               (b)  DM shall be responsible for any notifications to Affected

Employees or governmental agencies that may be required under WARN, and for any payments or penalties that may be required or imposed under WARN, with respect to the sale of the DM Assets and Shares contemplated by this Agreement and any other action taken by DM before the Closing.  Purchaser shall be responsible for any notifications, payments or penalties that may be required or imposed under

WARN with respect to actions taken by Purchaser affecting Affected Employees after the Closing.



               (c)  Purchaser shall assume all obligations of DM under, and shall be bound by the terms of, each collective bargaining agreement covering any Affected Employee until the expiration of the term of that agreement, as that agreement may be duly amended after the Closing.  DM agrees that, with DM's prior consent (which consent shall not be unreasonably withheld), Purchaser may,

between the date of this Agreement and the Closing Date, negotiate with any of the unions that represent employees of the Business on the date of this

Agreement with respect to changes in the provisions of any applicable collective bargaining agreement relating to employee benefits for Affected Employees;

provided that any such change so negotiated shall not be effective prior to the

Closing Date.



               (d)  DM shall retain and satisfy all obligations to make all, and administer all claims for, workers' compensation payments to those Affected

Employees who are eligible to receive workers' compensation benefits prior to the Closing Date in accordance with DM's policies in effect as of the Closing

Date and shall make such payments in accordance With DM's policies in effect as of the Closing Date.  DM shall also retain all obligations for short-term disability payments due to Affected Employees for all events occurring prior to the Closing Date, including all medical and related payments incurred prior to the Closing Date.



          7.2  Employee Benefits After Closing.



               (a)  Benefit accruals for Affected Employees under the Plans shall cease as of the Closing Date.  Purchaser agrees that, from and after the



Closing Date, Purchaser shall be responsible for all compensation and employee benefits earned or accrued by Affected Employees with respect to service after the Closing Date and DM shall have no liability therefor.





               (b)  As of the Closing Date, and for at least the applicable minimum period of continued employment described in Section 7.1(a), Purchaser shall provide or cause to be provided to all Affected Employees as a group, a combination of direct compensation and employee benefits that are, on an aggregate basis, at least of equivalent value to the sum of the Affected

Employees' direct compensation immediately before the Closing and the employee benefits provided to the Affected Employees under the Plans in effect as of the

Closing (and in all events in accordance with the terms of any applicable collective bargaining agreements relating to any Affected Employees).  Such employee benefits shall be provided through the continuation of such Plans,

without change, throughout such minimum period of continued employment, or through the use of new or existing plans of Purchaser.



               (c)  As of the Closing, Purchaser shall assume all rights and liabilities of DM with respect to Affected Employees under the vacation policies applicable to Affected Employees as in effect on the Closing Date.  Subject to

Purchaser's review and consent (which consent shall not be unreasonably withheld), DM shall amend such policies after the date of this Agreement and before the Closing so that the benefits provided or to be provided under such policies will not be modified, delayed or accelerated as a result of any change in employment status that is solely the result of the completion of the transactions contemplated by this Agreement.  Purchaser further agrees that,

subject to the terms of any applicable collective bargaining agreement, if at any time after the Closing Date Purchaser changes the vacation policy applicable to any Affected Employee on the Closing Date, Purchaser shall allow each such

Affected Employee to take any vacation that such Affected Employee had accrued but not taken on the date of such change (or shall provide the employee with pay in lieu of such accrued but unused vacation).



               (d)  As of the Closing, Purchaser shall assume all rights and liabilities of DM with respect to Affected Employees under the DM Salary and

Benefit Continuation Program as in effect on the Closing Date.  Subject to

Purchaser's review and consent (which consent shall not be unreasonably withheld), DM shall amend such Program after the date of this Agreement and before the Closing so that the benefits provided or to be provided under such

Program will not be modified, delayed or accelerated as a result of any change in employment status that is solely the result of the completion of the transactions contemplated by this Agreement.  Purchaser further agrees that,

subject to the terms of any applicable collective bargaining agreement: (i)

notwithstanding any other provision of this Agreement to the contrary, with respect to all Affected Employees who are eligible to participate at Closing,

Purchaser will maintain the DM Salary and Benefit Continuation Program, without change, for a period of at least one year after the Closing Date; (ii) if

Purchaser modifies or terminates the DM Salary and Benefit Continuation Program with respect to any Affected Employee more than one year after the Closing Date,

such modification or termination will not affect Purchaser's liability to any former Affected Employee who is receiving (or who has qualified to receive)

benefits under such Program on the date of such modification or termination, and

Purchaser shall make reasonable arrangements with any such former Affected

Employee for the satisfaction of such liability; and (iii) if the employment of any Affected Employee is terminated more than one year after the Closing Date under circumstances that would have entitled such Affected Employee to benefits under the terms of the DM Salary and Benefit Continuation Program as in effect on the Closing Date, Purchaser shall provide such Affected Employee with severance benefits that are at least equal to the benefits that would have been provided to such Affected Employee under the terms of the DM Salary and Benefit

Continuation of Program as in effect on the Closing Date, based on employee's pay and length of service (with DM and Purchaser) through the date one year after the Closing Date.



               (e) (i)   With respect to Plans that are funded and qualified

under the Code, or funded and qualified or otherwise approved under other applicable law, other than any such Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), Purchaser shall designate, establish or cause to be established as soon as practicable after the Closing a similarly qualified, registered or approved plan to which all liabilities of the relevant

Plan with respect to the Affected Employees, and the assets related thereto (as further defined below), shall be transferred.  Any liabilities so transferred shall be assumed by, and shall be the sole responsibility of, the transferee plan, and DM shall not have any further liability therefor.  Purchaser shall establish such plans as soon as practical, and no more than 180 days, after the

Closing.  If the approval of any such transferee plan by the IRS or any other governmental authority is not obtained within that 180-day period, Purchaser shall, within such period, provide an opinion of counsel reasonably satisfactory to DM that such transferee plan meets all the applicable requirements in order to be so qualified, registered or otherwise approved.  In addition, DM shall provide to Purchaser the most recent IRS determination letter or other applicable evidence of governmental approval, or an opinion of counsel reasonably satisfactory to Purchaser, that the transferor Plan meets all the applicable requirements in order to be so qualified, registered or otherwise approved.



                 (ii)    With respect to the transfer of assets and liabilities

from any Plan that is a defined benefit pension plan, Purchaser agrees that DM shall not have any obligation to transfer assets in an amount that exceeds the

"accumulated benefit obligation" for the Affected Employees under such Plan as of the Closing Date, as such term is defined in Statement of Financial

Accounting Standards No. 87, minus the amount of any benefit payments for

Affected Employees made from the Plan during the period from the Closing Date to the actual date the transfer is made; provided, however, that in no event shall the amount of assets transferred be less than the amount required to be transferred, or more than the amount allowed to be transferred, under Code

Section 414(l) and the regulations thereunder.  The accumulated benefit obligation for Affected Employees under any such Plan shall be computed, based on the actuarial assumptions set forth in Schedule 7.2 and further assuming that all Affected Employees are fully vested on the Closing Date.



                (iii)    The transfer of assets with respect to any Plan

described in subparagraph (ii) of this Section 7.2(e) shall include an amount of earnings for the period beginning on the Closing Date and ending on the actual date of transfer, computed by applying to the balance of the amount of assets to be transferred outstanding from time to time the interest rate for 90-day U.S.

Treasury Bills established at the auction for such bills last preceding the

Closing Date, as published in Street Journal.



                 (iv)    Before any transfer of assets or liabilities is made

from a Plan, Purchaser and its actuary shall have been given the opportunity to review and shall have consented to the arithmetic calculation of the amount of assets and liabilities to be so transferred (which consent shall not be unreasonably withheld).



                  (v)    With respect to the transfer of assets and liabilities

from any Plan that is an individual account (defined contribution) plan, the liabilities of such Plan (and the corresponding amount of assets to be transferred) shall equal the account balances of the Affected Employees determined as of a valuation date which is no more than 30 days before the date of actual transfer, subject to the following paragraph with respect to assets which cannot be liquidated.



                 (vi)    DM and Purchaser agree that any transfer of assets made

pursuant to this Section 7.2(e) shall be made solely in cash, and that, to the extent any asset held by the DM Savings Plan or the DM Certain Hourly Savings

Plan cannot be liquidated so as to effect a cash transfer in a timely manner, DM shall retain such asset until it can be liquidated.  As soon as practicable but in no event later than 30 days after the liquidation of any such asset, DM shall transfer the full amount received on liquidation of such asset to the transferee plan designated by Purchaser.



                (vii)    As of the day after the Closing Date, Purchaser shall

cause each Affected Employee to be fully vested in his or her accrued benefit as of such day under each Plan from which assets are to be transferred in accordance with this Section 7.2(e).



               (viii)    Purchaser acknowledges that any Plan with respect to

which a transfer of assets is contemplated by this Section 7.2(e) may be amended by DM, subject to Purchaser's review and consent (which consent shall not be unreasonably withheld), before the Closing so that benefits under that Plan will not be modified, delayed or accelerated as a result of any change in employment status that is solely the result of the completion of the transactions contemplated by this Agreement.



               (f)  As to each Plan that is identified as a pension plan and a multiemployer plan on Schedule 4.9, Purchaser shall:



                  (i)    Continue to honor, or cause to be honored, the

contribution agreement in effect with respect to that Plan on the Closing Date;



                 (ii)    Take, or cause to be taken, such steps as may be

necessary to meet the requirements of Section 4204 (a) (1) (B) of ERISA in connection with the sale of assets contemplated by this Agreement; and



                (iii)    Indemnify and hold harmless DM from and against any and

all claims for withdrawal liability arising in connection with the sale of DM

Assets and Shares contemplated by this Agreement, or as a result of any action taken or inaction occurring after the Closing (including the secondary liability described in the following sentence) and any expenses (including reasonable attorneys' fees and costs) incurred in connection therewith.



DM acknowledges that, if Purchaser withdraws from any multiemployer plan in a complete or partial withdrawal during the five plan years beginning after the

Closing Date, and if Purchaser or any of its Affiliates does not pay the withdrawal liability of Purchaser as a result of such complete or partial withdrawal, DM will be secondarily liable to that multiemployer plan for any withdrawal liability that it would have had as a result of the sale of assets contemplated by this Agreement but for Section 4204 of ERISA.



               (g)  Purchaser shall credit the Affected Employees with their service with DM before the Closing (and with any predecessors of DM to the extent recognized before the date of this Agreement) for purposes of: (i)

vesting, eligibility to participate in and to receive benefits (including subsidized early retirement benefits) from, and accrual of benefits under, any employee pension benefit plan (as defined in Section 3(2) of ERISA), provided that Purchaser shall not credit service for purposes of accruing benefits under a Purchaser transferee plan until the appropriate amount of assets has been transferred to the Purchaser's transferee plan in accordance with Section

7.2(e); (ii) eligibility for, and benefit computation under, any employee welfare benefit plan (as defined in Section 3(1) of ERISA); and (iii)

eligibility and benefit computation for vacation benefits and severance pay plans, policies or practices. Part II of Schedule 7.2 hereto sets forth a list of the employees of the Business as of June 30, 1993, and (where available)

various dates that are used by DM to determine the years of service credited by

DM to each such employee for the purposes indicated therein.  At the Closing, DM shall provide Purchaser with a list of employees of the Business as of a die no more than 10 Business Days prior to the Closing Date which shall identify any such employees who are receiving (or are eligible to receive) short-term disability benefits as of the date of such list.  Within 30 days after the

Closing Date, DM shall provide Purchaser with a list of the Affected Employees containing information about the years of service credited to each Affected

Employee by DM as of the Closing Date for each of the purposes described in this

Section 7.2(g) and which shall identify any Affected Employees who are receiving

(or are eligible to receive) short-term disability benefits as of the Closing

Date.







               (h)  DM and Purchaser shall give any notices required by law and shall take whatever other actions with respect to the Plans as may be necessary to carry out the arrangements described in this Section 7.2.



               (i)  If any of the arrangements described in this Section 7.2 is determined to be prohibited by law, by the IRS or other applicable governmental authority, or by a court of competent jurisdiction, DM and Purchaser shall modify such arrangements to achieve, as closely as is possible, the intent and economic benefits and burdens of the parties reflected in this Section 7.2 in a manner that is not prohibited by law.



                                  ARTICLE VIII
                              ACCESS TO INFORMATION



          8.1  Pre-Closing.



               (a)  Between the date of this Agreement and the Closing Date,

subject to any and all confidentiality obligations of DM to third parties, DM shall give Purchaser and its representatives (including, without limitation, its accountants, counsel and employees), upon reasonable notice and during normal business hours, reasonable access to the properties, contracts, books, records and affairs of DM relating to the Business and shall cause DM's officers and employees to furnish or otherwise make available to Purchaser all documents,

records and information concerning the affairs of DM relating to the Business as

Purchaser may reasonably request.



               (b)  Purchaser's environmental representatives shall be permitted access to each of the Facilities in order to conduct an environmental review on

24 hours' notice to DM's environmental representative and Facility manager.  A representative of DM shall accompany Purchaser's environmental representatives during any Facility visit.  Purchaser's and DM's environmental representatives

(collectively, the "Environmental Representatives") shall coordinate their schedules and activities for any such visits.  Neither Purchaser nor its representatives shall make any soil or other borings, take samples of any soil or other ground surfaces, any ground water or surface water, or any indoor or outdoor ambient air emission source, or conduct any other sampling,

investigation or test, and will not undertake any investigation not indicated by

DM's Phase I Environmental Report without first reaching an understanding with

DM regarding the nature and scope of each such proposed activity and the rights and procedures related to the date obtained.  The Environmental Representatives shall inform each other on a prompt and regular basis concerning all aspects of

Purchaser's environmental review.  Unless otherwise agreed by DM, Purchaser shall conduct all interviews regarding any environmental matters, whether in person, by telephone or otherwise, with any person, including, without limitation, current or former employees of DM, neighbors of the Facilities, and representatives of any government agency, in the presence of a representative of

DM.  Purchaser and its environmental representatives shall treat as confidential all information acquired in the course of Purchaser's environmental review unless and to the extent otherwise required by law or in accordance with the terms and conditions of the Confidentiality Agreement dated March 18, 1993 between the parties.  If the Closing does not take place by December 31, 1993,

Purchaser and its representatives shall return to DM all originals and copies of all documentation containing any environmental information regarding any

Facility or Asset.  Before the Closing, DM shall retain the exclusive right and responsibility for notifying any governmental authority regarding any environmental condition or circumstance at or related to any of the Facilities or Assets.



               (c)  Purchaser's facilities representatives shall be permitted access to each of the Facilities in order to conduct a review of the structures

(including roof, foundation and bearing walls) and plant and equipment at such

Facilities and to clarify the legal description of the Facilities as contemplated by Section 6.3 on two business days' notice to James E. Creech.



          8.2  Post-Closing by Purchaser.  After the Closing Date, Purchaser

shall give, or cause to be given, to DM's representatives (including, without limitation, its accountants, counsel and employees), upon reasonable notice and during normal business hours at Purchaser's premises, such reasonable access to the personnel, properties, contracts, books, records, files, documents and affairs of the Business and copies (at the expense of DM) of contracts, books,

records, files and documents that are among the Assets as are reasonably necessary to allow DM to obtain information in connection with the preparation for any audit of DM's tax returns and any claims, demands, reports (such as Form

R), other audits, suits, actions or proceedings by or against, or obligations of, DM.  Purchaser shall cooperate fully with DM after the Closing with respect to any claims, demands, tax or other audits, suits, actions and proceedings by or against DM relating to the Business.  After the Closing, Purchaser shall provide or cause to be provided to DM access to Purchaser's books, records and files included in the Assets or relating to the Assets or the operations of the

Business before the Closing.



          8.3  Post-Closing by DM.  After the Closing, DM shall give, or cause to be given, to Purchaser and its representatives (including, without limitation, its accountants, counsel and employees), upon reasonable notice and during normal business hours at DM's premises, such reasonable access to the personnel, properties, contracts, books, records, files, documents and affairs of DM relating to the Business and copies (at the expense of Purchaser) of contracts, books, records, files and documents as are reasonably necessary to allow Purchaser to obtain information in connection with the preparation for and any audit of the tax returns of Purchaser and any claims, demands, other audits,

suits, actions or proceedings by or against, or obligation of, Purchaser.  After the Closing, DM shall cooperate fully with Purchaser with respect to any claims,

demands, tax or other audits, suits, actions or proceedings by or against

Purchaser as the owner and operator of the Business, and in connection therewith, shall give Purchaser reasonable access to and copies of (at the expense of Purchaser) the books, records, files and documents of DM relating to the Business that are among the Excluded Assets.  Purchaser and DM shall keep each other fully informed of all matters relating to any audit or judicial or administrative proceeding, including, without limitation, any settlement negotiations for which such party is requesting access under Section 8.2 or 8.3,

as the case may be.



          8.4  Elaboration.  For purposes of this Article VIII: (i) wherever access to records is referred to, such access shall be at the location of the possessing party where such records are located; (ii) Purchaser and DM shall each retain all records referred to in this Article VIII for all periods required under applicable law and (iii) references to "at the expense" of a party shall mean any reasonable and necessary payment to unrelated third parties, but shall not include reimbursement of overhead and employee costs of the other party.



                                   ARTICLE IX
                       INTERIM OPERATIONS OF THE BUSINESS



     Until the Closing:



          9.1  In General.  DM shall have complete control of the Business,

except as otherwise provided in this Agreement.



          9.2  Affirmative Obligations.  Except as approved in writing by

Purchaser (which approval shall not be unreasonably withheld), DM shall:



               (a)  continue to operate the Business in accordance with past practices, including, without limitation, maintenance of the Assets in accordance with past practices;



               (b)  maintain the books and records of the Business consistent with past practices;



               (c)  use reasonable efforts to assist Purchaser to employ all of the employees of the Business as of the Closing Pate other than those employees identified on Schedule ~, it being understood that DM will not actively recruit any of the employees of the Business other than those employees identified on


Schedule 9.2, to remain in the employ of DM unless Purchaser gives its prior written approval; and



               (d)  use reasonable efforts to preserve the organization of the

Business intact and to conduct its business with suppliers, customers and others having business relations with the Business in the best interest of the

Business.



          9.3  Limitations.  Except as approved in writing by Purchaser (which approval shall not be unreasonably withheld), DM shall not:



               (a)  sell or lease, or agree to sell or lease, any of the Assets,

except in the ordinary course of business and except for the transfer of the

Subsidiary Assets to the Subsidiary as contemplated by this Agreement;



               (b)  except in the ordinary course of business, mortgage, pledge or subject to any lien or other encumbrance any of the Assets, tangible or intangible (it being understood that any such mortgage, pledge, lien or other encumbrance shall be released prior to the Closing), except liens of the nature described in Section 4.6;



               (c)  make any capital expenditures in the Business, or any commitment with respect thereto, other than capital expenditures which are included in the 1993 and 1994 fiscal year capital budget of the Business

(including anticipated capital expenditures for the 300 can conversion) and set forth and described on Schedule 9.3 and additional capital expenditures not exceeding $200,000 in the aggregate;



               (d)  enter into any material transaction or make any material commitment with respect to the Business, except in the ordinary course of business;





              (e)  take, cause or agree to take or cause any of the actions set forth in Section 4.15 except for the transfer of Subsidiary Assets to the

Subsidiary as contemplated by this Agreement;



               (f)  pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any other person or entity

(other than Purchaser and its representatives) regarding the sale of any of the

Assets or the Shares, it being understood that this Section 9.3(f) does not cover any transaction that would result in a sale of a majority of the outstanding capital stock of DM's parent, Del Monte Foods Company; or



               (g)  amend any of the Plans.



                                    ARTICLE X
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION



          Purchaser's obligation to purchase the Shares and DM Assets is subject, at the election of Purchaser, to the fulfillment of the following conditions on or before the Closing:



          10.1 Representations and Warranties.  The representations and warranties of DM contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and, subject to the contents of any amendments to the Disclosure Schedule, shall be true and correct in all material respects as of and at the Closing Pate, and the facts set forth in any amendments to the Disclosure Schedule delivered to Purchaser before the Closing shall not, individually or in the aggregate, reflect a Materially Adverse

Effect.



          10.2 Covenants.  All covenants required by this Agreement to be performed or complied with by DM on or before the Closing Date shall have been duly performed or complied with in all material respects.






          10.3 Consents.  The consent or approval of each person listed in

Schedule 4.14 and any governmental authority required to be obtained before the consummation of any of the transactions contemplated by this Agreement (other than consents in respect of any contract, agreement or other instrument not involving the borrowing of money or the leasing of assets, the assignment of which requires the consent of any party thereto and in respect of which the failure to obtain such consent, either individually or in the aggregate, would not have a Material Adverse Effect) shall have been obtained and all necessary filings and submissions pursuant to the Antitrust Improvements Act shall have been made and all applicable waiting periods pursuant to the Antitrust

Improvements Act shall have been satisfied.



          10.4 Delivery of Closing Documents.  DM shall have delivered to

Purchaser on the Closing Date the closing documents required to be delivered pursuant to Article XII in form and substance reasonably satisfactory to

Purchaser and its counsel.



          10.5 Employee Benefit Matters.  All actions required to be taken by DM before the Closing pursuant to Article VII shall have been taken.



          10.6 Absence of Proceedings.  No suit, action, investigation or other proceeding by any governmental agency shall be pending before any court or governmental or regulatory agency or authority, and no such suit, action,

investigation or other proceeding before any governmental or regulatory authority shall be threatened, which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement or claims that consummation of those transactions would result in a violation of any applicable law, rule or regulation



          10.7 Supply Agreement.  The Supply Agreement shall be in full force and effect.





          10.8 Leases.  DM shall have executed and delivered to Purchaser leases to the Plover, Oakland, Modesto, Stockton, Kingsburg and Crystal City

Facilities, in each case in substantially the form of Exhibit 10.8  to this

Agreement.



          10.9 Transition Agreement.  DM shall have executed and delivered to

Purchaser a Transition Agreement in substantially the form of Exhibit 10.9 to this Agreement.



          10.10     Permits.  Purchaser shall have obtained all approvals,

permits, licenses and registrations from all governmental authorities which, if not obtained, either individually or in the aggregate, would have a Material

Adverse Effect on Purchaser's ability to operate the Business or the Assets or

Purchaser shall have obtained reasonable assurances from governmental authorities that those approvals, permits, licenses and registrations will be forthcoming within a reasonable period of time after the Closing, that Purchaser can operate the Business after the Closing consistent with DM's past practices and that Purchaser's operation of the Business after the Closing and prior to receipt of any such approval, permit, license or registration will not give rise to any material liability.



          10.11     Financing.  The conditions to be satisfied in order that

Purchaser obtain the financing needed to consummate the transactions contemplated by this Agreement that are listed

on Schedule 10.11 to this Agreement shall have been satisfied.



          10.12     Plover Items.  At DM's cost, DM shall have completed the

relining of the trenches and removal of or decommissioning in place of the underground storage tanks at plant 106 in Plover, Wisconsin as described in the letter dated August 31, 1993 from DM to Purchaser.









          10.13     Removal of Unacceptable Exceptions.  Those exceptions to

title designated in Schedule 4.2 or 4.6 as unacceptable to Purchaser shall have been removed.



          10.14     Title Policies.  DM shall have caused title policies for

each of the Facilities to be delivered by First American Title Insurance Company

(such policies to be paid for by Purchaser at standard premium rates) in the forms agreed to by the parties in accordance with Section 6.3.



          10.15     Description of Facilities.  The parties shall have agreed

upon the legal descriptions of each of the Facilities included in the DM Assets or Subsidiary Assets and each of the Facilities to be leased to Purchaser as contemplated under this Agreement, all in accordance with Section 6.3.  DM shall deliver to Purchaser all such Facilities as so described and all such Facilities shall comply with the requirements of Section 6.3.  As to the Facilities included as DM Assets or Subsidiary Assets, DM shall have obtained any required subdivision approvals in a manner reasonably acceptable to Purchaser.



                                   ARTICLE XI
                    CONDITIONS PRECEDENT TO DM'S OBLIGATIONS



          DM's obligation to sell the Shares and DM Assets to Purchaser is subject, at the election of DM, to the fulfillment of the following conditions on or before the closing:



          11.1 Representations and Warranties.  The representations and warranties of Purchaser contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of and at the Closing Pate.



          11.2 Covenants.  All covenants required by this Agreement to be performed or complied with by Purchaser on or before the Closing Pate shall have been duly performed or complied with in all material respects.




          11.3 Consents.  The consent or approval of each person listed on

Schedule 5.2 to this Agreement and governmental authority required to be obtained before the consummation of any of the transactions contemplated hereby

(other than consents in respect of any contract, agreement or other instrument not involving the borrowing of money or the leasing of real property, the assignment of which requires the consent of any party thereto and in respect of which the failure to obtain such consent, either individually or in the aggregate, would not have a Material Adverse Effect) shall have been duly obtained and all necessary filings and submissions pursuant to the Antitrust

Improvements Act shall have been made and all applicable waiting periods pursuant to the Antitrust Improvements Act shall have been satisfied.



          11.4 Delivery of Closing Documents.  Purchaser shall have delivered to

DM on the Closing Pate the closing documents required to be delivered pursuant to Article XIII in form and substance reasonably satisfactory to DM and its counsel.



          11.5 Supply Agreement.  The Supply Agreement shall be in full force and effect, and Purchaser shall have satisfied its obligations (to be satisfied prior to the effective date of the Supply Agreement) under Section 2.5 of the

Supply Agreement.



          11.6 Leases.  Purchaser shall have executed and delivered to DM leases to the Plover, Oakland, Modesto, Stockton, Kingsburg and Crystal City

Facilities, in each case in substantially the form of Exhibit 10.8 to this

Agreement.



          11.7 Transition Agreement.  Purchaser shall have executed and delivered to DM a Transition Agreement in substantially the form of Exhibit 10.9 to this Agreement.



          11.8 Employee Benefit Matters.  All actions required to be taken by

Purchaser before the Closing pursuant to Article VII shall have been taken, and the forms of any instruments and documents attendant thereto shall be reasonably acceptable to DM and its counsel.



          11.9 Absence of Proceedings.  No suit, action, investigation or other proceeding by any governmental agency shall be pending before any court or governmental or regulatory agency or authority, and no such suit, action,

investigation or other proceedings before any governmental or regulatory authority shall be threatened, which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement or claims that consummation of those transactions would result in a violation of any applicable law, rule or regulation.



                                   ARTICLE XII
                     CLOSING DOCUMENTS TO BE DELIVERED BY DM



          The documents referred to in Section 10.4 are:



          12.1 Opinion of Counsel.  An opinion of DM's General Counsel, dated the Closing Pate, to the effect set forth in Exhibit  to this Agreement.



          12.2 Certificates for Shares.  Certificates representing the Shares,

together with duly executed stock powers covering the Shares.



          12.3 Officer's Certificate.  A certificate signed by the Chief

Financial Officer of DM to the effect that the conditions set forth in Sections

10.1 and 10.2 of this Agreement have been satisfied.



          12.4 Consents.  Copies of the written consents required by Section

10.3 of this Agreement.



          12.5 Bill of Sale.  A Bill of Sale in the form of Exhibit 12.5 to this

Agreement.






          12.6 Secretary's Certificate.  A certificate of the Secretary or an

Assistant Secretary of DM dated the Closing Pate and certifying (i) that attached thereto is a true, complete and correct copy of the By-laws of DM as in effect on the date of such certification, (ii) that attached thereto is a true,

complete and correct copy of the Certificate of Incorporation, as amended, of DM as certified as of a recent date by the Secretary of State of the State of New

York, (iii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of DM approving the transactions contemplated hereby and authorizing the execution, delivery and performance by DM of this Agreement and the DM Closing Documents, as in effect on the date of such certification, and (iv) as to the incumbency and signatures of certain officers of DM executing any instrument or other document delivered in connection with such transactions.



          12.7 Further Instruments.  Such further instruments of assignment,

conveyance or transfer or other documents of further assurance (subject to

Section 1.5) as Purchaser may reasonably request relating to the Shares and

Assets, including, without limitation, special warranty deeds (providing warranties against grantor's acts) and easements with respect to the Facilities to be sold and memoranda of leases for each of the Facilities to be leased, each in the customary form for the state in which such Facility is located (it being understood, however, that the special warranty deeds shall not expand the liability of DM for defects in title beyond that provided in this Agreement).



                                  ARTICLE XIII
                 CLOSING DOCUMENTS TO BE DELIVERED BY PURCHASER



          The documents referred to in Section 11.4 are:



          13.1 Opinion of Counsel.  An opinion of Winthrop, Stimson, Putnam &

Roberts, dated the Closing Pate, to the effect set forth in Exhibit 13.1 to this

Agreement.






          13.2 Officer's Certificate.  A certificate signed by the Chief

Executive Officer of Purchaser to the effect that the conditions set forth in

Sections 11.1 and 11.2 of this Agreement have been satisfied.



          13.3 Consents.  Copies of the written consents required by Section

11.3 of this Agreement.



          13.4 Assumption of Liabilities.  An Assumption of Liabilities in the

form of Exhibit 13.4 to this Agreement.



          13.5 Secretary's Certificate.  A certificate of the Secretary or an

Assistant Secretary of Purchaser dated the Closing Date and certifying (i) that attached thereto is a true, complete and correct copy of the By-laws of

Purchaser as in effect on the date of such certification, (ii) that attached thereto is a true, complete and correct copy of the Certificate of

Incorporation, as amended, of Purchaser as certified as of a recent date by the

Secretary of State of Delaware (iii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of

Purchaser approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Purchaser of this Agreement and the

Purchaser Closing Documents, as in effect on the date of such certification, and

(iv) as to the incumbency and signatures of certain officers of Purchaser executing any instrument or other document delivered in connection with such transactions.



          13.6 Further Instruments.  Such further instruments of assumption or other documents of further assurance with respect to the transactions contemplated by this Agreement as DM may reasonably request.



                                   ARTICLE XIV
                                 INDEMNIFICATION



     14.1 By DM




               (a)  Subject to the limitations set forth in the balance of

Article XIV and in Section 18.4, DM shall protect, defend, indemnify and hold harmless Purchaser and its Affiliates, and their respective officers, directors and employees (collectively, the "Purchaser Indemnitees") from and against any and all losses, damages and expenses, (including, without limitation, reasonable attorneys' fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) (collectively, "Damages") which may be sustained, suffered or incurred by any Purchaser Indemnitee: (i) as a result of any Excluded Liability which is not discharged in full by DM, (ii) which arise from any breach by DM of any of its representations, warranties or covenants in this Agreement (it being understood that, for purposes of this

Article XIV but not for purposes of Section 10.1 of this Agreement, the representations and warranties set forth in Sections 4.9(b) and (c) of this

Agreement shall be read as though they did not contain the phrase "To the

Knowledge of DM") or (iii) which arise out of the conduct of the Business prior to the Effective Time, except for the Assumed Liabilities.



               (b)  DM shall protect, defend, indemnify and hold harmless all

Purchaser Indemnitees from and against any and all claims, demands, judgments,

damages, actions, causes of action, encumbrances, injuries, liabilities, losses,

fines, penalties, obligations, responsibilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses, reasonable expert and consulting fees and costs of investigation and feasibility studies incurred in investigating and defending against the assertion of any of the foregoing) which may be suffered, sustained, incurred or required to be paid by any Purchaser Indemnitee arising out of, in connection with or as a result of:



                  (i)    with respect to the Oakland Facility:



                    (A)  the Cleanup of any Materials of Environmental Concern

Released on, beneath or adjacent to the Oakland Facility prior to the Closing;





                    (B)  any noncompliance with any Environmental Law at the

Oakland Facility that occurred prior to the Closing; and



                    (C)  the loss of life, injury to property or person or

damage to natural resources caused by the actual, alleged or threatened Release,

storage, transportation, treatment or generation of Materials of Environmental

Concern by DM prior to the Closing;



                 (ii)    with respect to the Plover Items:



                    (A)  DM's failure to perform its obligations as described in the letter dated August 31, 1993 from DM to Purchaser, a copy of which is attached hereto as Exhibit 14.1 (the "Plover Letter");



                    (B)  the Cleanup of any Materials of Environmental Concern

Released on, beneath or adjacent to the Plover Facility prior to Closing, which occurred as a result of any Release of Materials of Environmental Concern prior to the Closing (i) into any of the all below surface trenches, sumps or pits at the Plover Facility or (ii) from the underground process flow-through storage tanks at the Plover Facility, in each case as referenced to in the Plover

Letter;



                    (C)  any noncompliance with any Environmental Law at the

Plover Facility that occurred prior to the Closing and related to any of the all below surface trenches, sumps or pits at the Plover Facility or the underground process flow-through storage tanks at the Plover Facility, in each case as referred to in the Plover Letter; and



                    (D)  the loss of life, injury to property or person or

damage to natural resources caused by the actual, alleged or threatened Release,

storage, transportation, treatment or generation of Materials of Environmental

Concern by DM prior to the Closing, which occurred as a result of any Release of

Materials of Environmental Concern prior to the Closing (i) into any of the all below surface trenches, sumps or pits at the Plover Facility or (ii) from the underground process flow-through storage tanks at the Plover Facility, in each case as referred to in the Plover Letter.



               (c)  For purposes of this Agreement, the following terms shall have the meanings set forth below:



                  (i)    "Cleanup" - means all actions required to: (I) cleanup,

remove, treat or remediate Materials of Environmental Concern in the indoor or outdoor environment; (2) prevent the Release of Materials of Environmental

Concern so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation of Materials of Environmental Concern in the indoor or outdoor environment.



                 (ii)    "Release" - means any release, spill, omission,

discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal,

leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Materials of

Environmental Concern through or in the air, soil, surface water, groundwater or property.



          14.1 By Purchaser.  Subject to the limitation set forth in the balance of Article XIV, Purchaser (and its ultimate parent entity) shall protect,

defend, indemnify and hold harmless DM and its Affiliates, and their respective officers, directors and employees (collectively, the "Dm Indemnitees") from and against any and all Damages which may be sustained, suffered or incurred by any

DM Indemnitee: (i) as a result of any Assumed Liability which is not discharged in full by Purchaser (ii) which arise from any breach by Purchaser of any of its

representations, warranties or covenants in this Agreement or (iii) which arise out of the conduct of the Business after the Effective Time.



          14.2 Defense.  If any action, suit or proceeding is commenced, or any claim or demand is asserted, in respect of which one party (the "Indemnitee")

proposes to demand indemnification under Section 14.1 or 14.2 above, the party from which indemnification is sought (the "Indemnitor") shall have the right to assume the entire control thereof (including the selection of counsel), subject to the right of the Indemnitee to participate (with counsel of its choice but at the Indemnitee's expense) in the defense, compromise or settlement thereof.  The

Indemnitee shall notify the Indemnitor at the earliest practical time after the

Indemnitee becomes aware of the circumstance, event or activity which gives rise to the asserted obligation of indemnity.  With respect to any actions, suits,

proceedings, claims or demands as to which the Indemnitor shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such action with counsel chosen by it and approved by the Indemnitor, which approval shall not be unreasonably withheld,

in which case the Indemnitor shall be entitled to participate in the defense of such action (the cost of such participation to be at its own expense) and the

Indemnitor shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnitee to the extent that such fees and expenses relate to claims as to which indemnification is due under this Article XIV.  Both the Indemnitor and the lndemnitee shall cooperate fully in all respects with one another in any such defense, compromise or settlement, including, without limitation, by making available to the other all pertinent information and personnel under its direct or indirect control.  Neither party shall compromise or settle any such action,

suit, proceeding, claim or demand (other than, after consultation with the other party, any action, suit, proceeding, claim or demand to be settled solely by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge liability for future acts or obligate any DM Indemnitee with respect to any post-Closing activities of the Business or, except for the Assumed Liabilities, obligate any Purchaser Indemnitee with respect to any pre-Closing activities of the Business) without the prior written

consent of the other party, which consent shall not be unreasonably withheld.

This Section 14.3 shall not apply to direct claims of any DM Indemnitee against

Purchaser or of any Purchaser Indemnitee against DM, that are not based upon claims asserted by third parties.



          14.3 Taxes.  Liabilities for any taxes and related liens are within the scope of this Article XIV.  With respect to tax issues that an Indemnitor desires to contest where such issues must be combined with taxes that are not the responsibility of the Indemnitor, both parties shall cooperate fully.  In the event of an audit or contest with taxing authorities relating to taxes as to which one party is responsible, such party shall be solely responsible for conducting such audit or contest and shall have the right to control and make all decisions regarding such audit or contest, including the settlement and the selection of a forum for contest.  Notwithstanding anything herein to the contrary, to the extent that any contest by either party of any tax issue results in a lien on any of the other party's property or assets, the contesting party shall promptly take all action to remove such lien.



          14.4 Certain Other Limitations.



               (a)  Except as set forth in Sections 14.5(b) and (c), the rights of the Purchaser Indemnitees to indemnification by DM shall be subject to the limitations that (i) they shall not be entitled to indemnification unless the aggregate Damages with respect to all such claims exceeds $1,000,000 in which event, subject to clause (ii) below, the indemnification provided for in this

Article XIV shall be effective only with respect to the amount of such Damages which exceeds $1,000,000 and (ii) the maximum amount of DM's indemnification obligation under this Agreement shall not exceed an aggregate of $6,250,000.

The rights of the DM Indemnitees to indemnification by Purchaser shall be subject to the limitations that (iii) they shall not be entitled to indemnification unless the aggregate Damages with respect to all such claims exceed $1,000,000, in which event, subject to clause (iv) below, the indemnification provided for in this Article XIV shall be effective only with respect to the amount of such Damages which exceeds $1,000,000, and (iv) the maximum amount of Purchaser's indemnification obligation under this Agreement shall not exceed $6,250,000.  Any adjustment to the Purchase Price made pursuant to Section 2.4 shall not be considered Damages.



               (b)  The limitations set forth in Section 14.5(a) shall not apply to any breach by DM of any of its representations, warranties or covenants set forth in Section 1.4, 4.6, 4.9(h), 4.10, 4.12(c), 7.2 or 18.1.  The Purchaser

Indemnitees shall not be entitled to indemnification for any matter relating to any Environmental Claim or Environmental Law unless the aggregate Damages with respect to all such matters exceeds $175,000, in which event, the indemnification provided for in this Article XIV shall be effective only with respect to the amount of Damages which exceeds $175,000; provided that this

$175,000 deductible amount shall not apply to any matter relating to an

Environmental Claim or Environmental Law relating to the Oakland Facility or the

Plover Items.  Indemnification amounts paid by DM with respect Go any of the breaches referred to in the first sentence of this Section 14.5(b) shall not

(except as provided in the next sentence) reduce the $1,000,000 deductible set forth in Section 14.5(a) (i) or the $6,250,000 limitation set forth in Section

14.5(a) (ii).  However, any Damages (up to $175,000) incurred by Purchaser with respect to any of the matters referred to in the second sentence of this Section

14.5(b) for which Purchaser does not receive indemnification shall reduce

(dollar for dollar) the $1,000,000 deductible set forth in Section 14.5(a) (i).



               (c)  The limitations set forth in Section 14.5(a) shall not apply to any breach by Purchaser of any of its representations, warranties or covenants set forth in Section 1.4, 7.1, 7.2 or 18.1.  The DM Indemnitees shall not be entitled to indemnification for any matter relating to any Environmental

Claim or Environmental Law unless the aggregate Damages with respect to all such matters exceeds $175,000, in which event, the indemnification provided for in this Article XIV shall be effective only with respect to the amount of Damages which exceeds $175,000.  Indemnification amounts paid by Purchaser with respect to any of the breaches referred to in the first sentence of this Section

14.5(c)

shall not (except as provided in the next sentence) reduce the $1,000,000 deductible set forth in Section 14.5(a) (iii) or the $6,250,000 limitation set forth in Section 14.5(a) (iv).  However, any Damages (up to $175,000) incurred by DM with respect to any of the matters referred to in the second sentence of this Section 14.5(c) for which DM does not receive indemnification shall reduce

(dollar for dollar) the $1,000,000 deductible set forth in Section 14.5(a)

(iii).



               (d)  Purchaser acknowledges that DM's indemnification

obligations, as described in this Article XIV, are intended to be the exclusive remedies of Purchaser pursuant to this Agreement or otherwise in connection with the transactions covered by this Agreement and that such remedies, as so limited and as subject to the expiration periods for DM's representations, warranties and covenants set forth in Section 18.4, are intended to supersede and preempt any and all remedies (in law or equity) which Purchaser may have against DM and its affiliates pursuant to this Agreement or otherwise in connection with the transactions covered by this Agreement (whether for tort or for breach of contract or of representation, warranty, covenant or otherwise) pursuant to any applicable statute (including, without limitation, CERCLA and ERISA),

regulation, case law, public policy or otherwise.  Nothing contained herein shall affect or otherwise limit DM's or Purchaser's remedies under any other agreement, document or instrument delivered pursuant hereto, including, without limitation, the Supply Agreement or the leases for the Facilities.  Purchaser expressly waives the benefit of any such applicable statute, regulation, case law or public policy and acknowledges that its remedies set forth in this

Agreement, as so limited, provide Purchaser with a reasonable remedy.  The parties acknowledge that the indemnification limits and expiration periods set forth in this Agreement are a material element of this Agreement and that the

Purchase Price would have been substantially higher if any of those limits and periods were not strictly enforced.



          14.5 Reduction of Indemnification.  Notwithstanding any other provision of this Agreement, the amount of indemnification payable by Purchaser to any DM Indemnitee or by DM to any Purchaser Indemnitee with respect to a claim for indemnification under this Agreement shall be reduced (dollar for dollar) by the amount of proceeds received by such DM Indemnitee or Purchaser

Indemnitee, as the case may be, from title or other insurance in respect of such claim for indemnification. Indemnitees shall exercise reasonable efforts to collect any such insurance.



          14.6 No Assignment.  Purchaser's rights to indemnification from DM shall not be assignable to any other person or entity, whether or not an assignee of all or any portion of the Business, and shall terminate with respect to the affairs of any portion of the Business upon the sale or transfer of such portion of the Business, except that Purchaser's rights to indemnification hereunder may be transferred or assigned to an Affiliate of Purchaser upon any merger, consolidation, sale of all or substantially all of the Assets of the

Business, or other similar business combination with or to such Affiliate of

Purchaser, and Purchaser's (and such Affiliate's) rights to indemnification hereunder shall not terminate in such case.  DM's rights to indemnification from

Purchaser shall not be assignable to any other person or entity and shall terminate upon the sale or transfer of substantially all of DM's assets (after giving effect to the transactions contemplated hereby), except that DM's rights to indemnification hereunder may be transferred or assigned to an Affiliate of

DM upon any merger, consolidation, sale of all or substantially all of the assets of DM or similar business combination with or to such Affiliate of DM,

and DM's (and such Affiliate's) rights to indemnification hereunder shall not terminate in such case.  Neither party may delegate its obligations to indemnify.



                                   ARTICLE XV
                                INSURANCE MATTERS



          The parties acknowledge that after 11:59 pm. California time on the

Closing Date, existing insurance policies relating to the Business shall not provide coverage to the Purchaser, and that, except as provided in Section 18.2 of this Agreement, Purchaser shall have no right to present, or receive payment with respect to, any claims against, and no right of subrogation or similar right against, DM's insurance.



                                   ARTICLE XVI
                                   TERMINATION



          This Agreement may be terminated before the Closing:

(a) upon the written agreement of DM and Purchaser, (b) by DM alone (i) if any of the conditions to its obligation to close has not been satisfied or waived before November 1, 1993 or (ii) any of Purchaser's representations and warranties set forth in Section 5.6 has ceased to be true and (c) by Purchaser alone (i) if any of the conditions to its obligations to close has not been satisfied or waived before November 1, 1993, (ii) pursuant to Section 4.19 or

(iii) if any of the Assets or Facilities has been lost, damaged, impaired,

confiscated, condemned or taken and such loss, damage, impairment, confiscation,

condemnation or taking, individually or in the aggregate, has had or is likely to have a Material Adverse Effect.  Notwithstanding the foregoing, if the conditions set forth in Sections 10.6 and 11.9 of this Agreement have not been satisfied or waived or the applicable waiting period under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976 relating to the transactions covered by this

Agreement has not expired, neither DM nor Purchaser shall be entitled to exercise its rights under clause (b) or (c) of the preceding sentence until the earlier to occur of (x) ten Business Days after such conditions have been satisfied and such waiting period has expired and (y) December 31, 1993.

Neither DM nor Purchaser shall be entitled to exercise its rights under clause

(b) or (c) of the first sentence of this Article I if it is then in material breach of this Agreement.  Termination of this Agreement by either party in accordance with clause (b) or (c) of the first sentence of this Article XVI shall not relieve any party of any liability for any breach of this Agreement.

                                  ARTICLE XVII
                           BROKERAGE AND FINDERS' FEES



          DM and Purchaser represent to, and agree with, each other that no broker or finder has been involved in any manner in the negotiation or consummation of the transactions contemplated by this Agreement other than

Merrill, Lynch & Co. ("Merrill Lynch"), on behalf of DM.  DM agrees to indemnify and save the Purchaser Indemnitees harmless from and against any and all claims,

liabilities and obligations with respect to brokerage or finders  fees or commissions in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation made or alleged to have been made by DM or any Affiliate, including the fees due Merrill

Lynch.  Purchaser agrees to indemnify and save the DM Indemnitees harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions in connection with the transactions contemplated by this Agreement asserted by any person or persons on the basis of any statement or representation made or alleged to have been made by Purchaser or any Affiliate of Purchaser.



                                  ARTICLE XVIII
                                  MISCELLANEOUS



          18.1 Expenses; Prorations.  Each of the parties to this Agreement shall bear all the expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement regardless of whether this Agreement shall be terminated; provided that if this Agreement terminates as a result of DM's failure to satisfy the conditions to Purchaser's closing obligations which are within DM's reasonable control, DM shall pay one-half of EY's fees for work relating to the financial statements set forth at Section 6.4.  Notwithstanding the foregoing: (a) stock transfer taxes and stamp duties, including those necessary for recording, state and local real estate transfer taxes, recording fees, and title insurance fees shall be paid by Purchaser, and (b) sales, use and value added taxes shall be shared and paid equally by Purchaser and DM.  All real and personal property Taxes relating to the Assets and all utilities relating to the Facilities will be prorated as of 11:59 p.m. on the Closing

Date.  Not less than five days prior to the Closing Date DM shall submit to

Purchaser a schedule showing the categories and estimated amounts of all proposed prorations.  The parties shall agree on a final proration schedule prior to Closing and shall deliver any amounts due at the Closing.



          18.2 Risk of Loss.  Subject to the balance of this Section 18.2, the risk of any loss, damage, impairment, confiscation or condemnation of the Assets or any part thereof shall be upon DM at all times before the Closing.  In any such event, the proceeds of, or any claim for any loss payable under, any DM insurance policy, judgment or award with respect thereto shall be payable to DM or the Subsidiary, which at DM's election shall either (a) repair, replace or restore any such property as soon as possible after the loss, impairment,

confiscation or condemnation or (b) if insurance proceeds are insufficient to repair, replace or restore the property and assuming the Closing takes place,

pay such proceeds to Purchaser.  DM shall exercise reasonable efforts to maintain its insurance coverages in effect on the date hereof which insure the

Assets or any part of the Assets.  DM shall have no obligation with respect to any uninsured loss, damage, impairment, confiscation or condemnation or the uninsured portion of any loss, damage, impairment, confiscation or condemnation,

which in the aggregate does not constitute a Material Adverse Effect.



          18.3 Further Assurances.  At any time and from time to time after the

Closing, DM shall, upon the request of Purchaser, and Purchaser shall, upon the request of DM, perform, execute, acknowledge and deliver all such further acts,

deeds, easements, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Purchaser or DM, as the case may be,

to effect or evidence the transfer to and possession by Purchaser of the Shares and Assets and the assumption of the Assumed Liabilities by Purchaser.

Additionally, after the Closing, DM shall reasonably cooperate with Purchaser to assist Purchaser in obtaining or making all permits, approvals, authorizations,

licenses, registrations and filings to enable Purchaser to operate the Business as operated by DM.



          18.4 Survival.





               (a)  Except for the representations and warranties of Purchaser set forth in Section 5.6, the representations and warranties of DM and Purchaser in this Agreement and in the Bill of Sale and any other instruments used to effect the transfer of any Assets or the Shares to Purchaser shall survive the

Closing and shall remain effective for the following periods:



                  (i)    Until the end of the 6th month after the Closing Date:

Sections 4.2, 4.5, 4.7, 4.8, 4.11, 4.13, 4.14, 4.15, 4.16, 4.17, 5.2, 5.3 and

5.4 and similar representations andwarranties in any Bill of Sale or other instrument;



                 (ii)    Until the end of the 12th month after the Closing Date:

Sections 4.3 and 4.18 and similar representations and warranties in any Bill of

Sale or other instrument;



                (iii)    Until the end of the 13th month after the Closing Date:

Section 4.9 and similar representations and warranties in any Bill of Sale or other instrument;



                 (iv)    Until the end of the 18th month after the Closing Date:

Section 5.5 and similar representations and warranties in any Bill of Sale or other instrument;



                  (v)    Until the end of the 36th month after the Closing Date:

Section 4.10 and similar representations and warranties in any Bill of Sale or other instrument;



                 (v)     Until the expiration of the applicable statutes of

limitation: Sections 4.4, 4.6, 4.10, 4.12 and 17 and similar representations and warranties in any Bill of Sale or other instrument; and



                (vi)     Until the sixth anniversary of the Closing Date:

Sections 4.1 and 5.1 and similar representations and warranties in any Bill of

Sale or other instrument.

After the expiration of the relevant period, such representations and warranties shall expire and be of no further force and effect, and no indemnity shall be due with respect to any breach thereof unless a written notice specifying the nature and amount of the claim or claims shall have been delivered by Purchaser or DM, as the case may be, with respect thereto on or before the expiration of such relevant period.



               (b)  Except for the covenants of DM at Section 14.1(b) to

indemnify Purchaser Indemnitees for any matters relating to any Environmental

Claim or noncompliance with any Environmental Law for events occurring or which arise prior to the Closing (i) at the Oakland Facility or (ii) relating to the

Plover Items, DM's obligations to indemnify Purchaser Indemnitees for matters relating to any Environmental Claim or noncompliance with any Environmental Law for events occurring or which arise prior to the Closing shall remain effective until the end of the 36th month after the Closing Date.  Thereafter, such obligation to indemnify shall expire and be of no further force and effect, and no indemnity shall be due with respect to any breach thereof unless a written notice specifying in reasonable detail the nature and specific facts or conditions giving rise to such a claim or claims (as reasonably available to

Purchaser) and the amount of the claim or claims shall have been delivered by

Purchaser with respect thereto on or before the expiration of such 36-month period.



          18.5 Applicable Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of California.



          18.6 Attorneys' Fees.  If either party seeks to enforce any of its rights under this Agreement (whether by formal proceedings or otherwise) or seeks a declaration of any its rights of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all of its reasonable attorneys' fees, costs and expenses by the party that does not substantially prevail.



         18.7 Notices.  All notices, demands, requests and other communications required or permitted to be given under this Agreement shall be deemed duly given three Business Days after mailing if mailed by certified or registered mail, postage prepaid, on the date of delivery if delivered personally, and one

Business Day after the date of deposit with a nationally recognized overnight courier, but subject to the subsequent designation of another address in accordance with this Section 18.7, addressed as follows:



     If to Purchaser:

          Silgan Containers Corporation
          3800 W. Alameda Avenue
          Suite 900
          Burbank, California 91505
          Attention:  James D. Beam



     With a cony to:

          Silgan Corporation
          4 Landmark Square, Suite 301
          Stamford, Connecticut 06901
          Attention:  D. Greg Horrigan

          and

          Winthrop, Stimson, Putnam & Roberts
          Financial Centre
          695 East Main Street
          Post Office Box 6760
          Stamford, Connecticut 06904-6760
          Attention:  G. William Sisley


     If to DM:

          Del Monte Corporation
          One Market
          P.O. Box 193575
          San Francisco, California 94119-3575
          Attention:  Phyllis Kay Dryden

     With a copy to:

          Heller, Ehrman, White & McAuliffe
          525 University Avenue
          Palo Alto, California 94301
          Attention:  August J. Moretti



          18.8 Headings And Context.  The section and paragraph headings contained in this Agreement are for convenience only and do not form a part of this Agreement or in any way modify or affect the meaning of this Agreement.

Unless the context requires otherwise, the use of the singular of a term in this

Agreement includes the plural, and the use of the plural includes the singular.



          18.9 Counterparts.  This Agreement may be executed in counterparts,

all of which shall be considered one and the same agreement, and shall become effective when at least one counterpart has been signed by each of the parties and delivered to the other party.



          18.10     Confidentiality.  DM and Purchaser have executed a

Confidentiality Agreement dated March 18, 1993.  They acknowledge that the terms and conditions of that agreement shall survive the execution of this Agreement and the Closing. However, from and after the Closing, Purchaser may use and disclose all confidential information of the Business.



          18.11     Benefits.  This Agreement shall be binding upon and shall

inure to the benefit of the parties to this Agreement and their successors and permitted assigns.  Nothing in this Agreement shall be construed to create any rights in third parties as third party beneficiaries or otherwise, and nothing in this Agreement shall be construed to create any rights in Silgan with respect to PCP or the purchase by DM of PCP assets pursuant to the PCP Option and PCP

Option Agreement as third party beneficiaries or otherwise, except as set forth in Section 6.2. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that either party to this

Agreement may transfer or assign this Agreement to any Affiliate of such party upon any merger, consolidation, sale of all or substantially all of the assets of such party (or, in the case of Purchaser, all or substantially all of the

Assets of the Business) or other similar business combination with or to such

Affiliate of such party without the prior written consent of the other party.

No assignment of this Agreement shall relieve the assigning party of its obligations under this Agreement.



          18.12     Amendment and Waiver.  This Agreement may be amended, and

any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party only if it is set forth in a writing signed by that party. The waiver by any party of a breach of any provision of this

Agreement shall not operate or be construed as a waiver of any other breach.



          18.13     Public Announcements.  Except as may be required by law and then only after prior consultation with the other party, no party shall make any public announcement or filing (other than pursuant to the Antitrust Improvements

Act) with respect to the transactions provided for in this Agreement without the prior consent of the other party.



          18.14     Entire Agreement.  This Agreement, including its Schedules and Exhibits, contain all of the terms agreed upon by the parties with respect to its subject matter and supersedes any and all prior and contemporaneous agreements, representations and warranties of the parties regarding that subject matter.



          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed and delivered as of the date that appears in the first paragraph of this

Agreement.

     DEL MONTE CORPORATION


     By                                      /s/David Meyers

     Its                                     Executive Vice President

     SILGAN CONTAINERS CORPORATION


     By                                      /s/Harley Rankin, Jr.
     Its                                     Vice President